UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.          )

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DYNAMIC MATERIALS CORPORATION
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DYNAMIC MATERIALS CORPORATION
5405 Spine Road
Boulder, Colorado 80301
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON May 12, 2016

To the Stockholders of DYNAMIC MATERIALS CORPORATION:	April 1, 2016
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DYNAMIC MATERIALS CORPORATION, a Delaware corporation, will be held on May 12, 2016, at 8:30 a.m. local time at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado, for the following purposes:
1.To elect seven directors to hold office until the 2017 Annual Meeting of Stockholders;
2.To approve the non-binding, advisory vote on executive compensation;
3.To approve the amendment to the Company's 2006 Stock Incentive Plan
4.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2016; and
5.To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this notice.
The Board of Directors has fixed the close of business on March 24, 2016, as the record date for the determination of stockholders entitled to notice of, and to vote at, this Annual Meeting and at any adjournment or postponement thereof.
Similar to last year we will be using the "Notice and Access" method that allows companies to provide proxy materials to stockholders via the Internet. On or about April 1, 2016, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials which contains specific instructions on how to access Annual Meeting materials via the Internet, as well as instructions on how to request paper copies. We believe this process should provide a convenient way to access your proxy materials and vote. The Proxy Statement and our annual report on Form 10-K for the fiscal year ended December 31, 2015 are available at www.edocumentview.com/boom.

By Order of the Board of Directors,
/s/ MICHAEL KUTA
MICHAEL KUTA Chief Financial Officer

Boulder, Colorado
ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED TO YOU AND VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES OF RECORD ARE HELD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM SUCH RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

PROXY STATEMENT TABLE OF CONTENTS

DYNAMIC MATERIALS CORPORATION
5405 Spine Road
Boulder, Colorado 80301
_______________________________________________________________________________

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON May 12, 2016
_______________________________________________________________________________

2016 Proxy Summary
This summary highlights and supplements information contained elsewhere in this proxy statement. The summary does not contain all of the information that you should consider and the entire proxy statement should be read carefully before voting.
Annual Meeting of Stockholders

•	Time and Date 8:30 a.m., May 12, 2016

•	Place St. Julien Hotel, 900 Walnut Street, Boulder, Colorado

•	Record Date March 24, 2016
Agenda

•	The election of seven directors

•	An advisory vote on executive compensation

•	A ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2016

•	Such other business as may properly come before the meeting
Voting Matters

Proposal	Board Recommendation	Page Reference (for more detail)
1. Election of directors	FOR each Nominee	4
2. Advisory vote on executive compensation	FOR	11
3. Approval of the Amendment to the Company's 2006 Stock Incentive Plan	FOR	14
4. Approval of Ernst & Young LLP as auditor for 2016	FOR	17

INFORMATION CONCERNING THE ANNUAL MEETING AND VOTING
General
The Board of Directors (the "Board") of Dynamic Materials Corporation, a Delaware corporation, is soliciting proxies for use at the Annual Meeting of Stockholders to be held on May 12, 2016, at 8:30 a.m., local time, or at any adjournment or postponement thereof, for the purposes described in this proxy statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the St. Julien Hotel, which is located at 900 Walnut Street, Boulder, Colorado. On or about April 1, 2016, we will mail to all stockholders entitled to vote at the meeting, a Notice of Internet Availability of Proxy Materials that contains specific instructions on how to access Annual Meeting materials via the Internet, as well as instructions on how to request paper copies. Unless the context otherwise requires, references to "the Company," "we," "us" or "our" refer to Dynamic Materials Corporation.
Solicitation
We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies via the Internet may be supplemented by mail, telephone, telegram, or personal solicitation by our directors, officers, or other regular employees. No additional compensation will be paid to directors, officers, or other regular employees for such services.
Outstanding Shares and Quorum
Only holders of record of common stock at the close of business on March 24, 2016, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 24, 2016, we had 14,385,391 shares of common stock outstanding and entitled to vote. Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.
A majority of the outstanding shares of common stock entitled to vote represented in person or by proxy will constitute a quorum at the Annual Meeting. However, if a quorum is not represented at the Annual Meeting, the stockholders entitled to vote at the meeting, present in person or represented by proxy, have the power to adjourn the Annual Meeting from time to time, without notice other than by announcement at the Annual Meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the originally scheduled meeting.
Voting Rights and Procedures
Votes cast by proxy or in person will be counted by one or more persons appointed by us to act as inspectors (the "Election Inspectors") for the Annual Meeting. The Election Inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for the purpose of determining the presence of a quorum. Abstentions will not have any effect for the election of directors but, with respect to the other proposals, will have the same effect as a vote against the proposal.
Broker non-votes occur when a broker holding stock in street name votes the shares on some matters but not others. Brokers are permitted to vote on routine, non-controversial proposals in instances where they have not received voting instruction from the beneficial owner of the stock but are not permitted to vote on non-routine matters. The missing votes on non-routine matters are deemed to be "broker non-votes." The Election Inspectors will treat broker non-votes as shares that are present and entitled to vote for the purpose of determining the presence of a quorum. The only "routine" proposal on our ballot this year is the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Therefore no broker non-votes are expected to exist in connection with that proposal. Brokers are no longer permitted to vote shares for the election of directors without customer direction and will not be permitted to vote on the non-binding, advisory vote on executive compensation, the amendment to our stock incentive plan or adoption of our performance-based plan. Therefore, we urge you to give voting instructions to your broker on all proposals.
Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Proxies may not be voted for a greater number of persons than there are nominees. It is intended that unless authorization to vote for one or more nominees for director is withheld, proxies will be voted for the election of all of the seven nominees named in this Proxy Statement.
The selection of our auditors will be ratified if the number of votes of authorized shares of our common stock cast in favor of the respective proposal exceeds the votes cast opposing the proposal. The non-binding advisory vote on the compensation of our named executive officers will be approved if the number of votes of authorized shares of our common stock cast in favor of the respective proposal exceeds the votes cast opposing the proposal. Accordingly, a majority of votes cast is required to approve these proposals.
Abstentions will have no effect on the election of directors, but will have the same effect as a "no" vote with respect to the other proposals.
Revocability of Proxies
Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time prior to the Annual Meeting. It may be revoked by filing with our Secretary at our principal executive office, 5405 Spine Road, Boulder, Colorado 80301, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. If no direction is indicated, the shares will be voted FOR each of the proposals set forth in this proxy statement. The persons named in the proxies will have discretionary authority to vote all proxies with respect to additional matters that are properly presented for action at the Annual Meeting.
Stockholder Proposals
Proposals of stockholders that are intended to be presented at our 2017 Annual Meeting of Stockholders must be received by us not later than December 31, 2016, in order to be included in the proxy statement and proxy relating to that annual meeting.
Notice of any stockholder proposal to be considered at our 2017 Annual Meeting, but not included in the proxy materials, must be submitted in writing and received by us not later than 60 days and not earlier than 90 days prior to the first anniversary of this year's annual meeting date; provided, however, that in the event that fewer than 70 days' notice or public announcement of the date of the meeting is given or made to stockholders, to be timely, notice by the stockholder must be received not later than the close of business of the tenth day following the day on which we first publicly announce the meeting date.

PROPOSAL 1—ELECTION OF DIRECTORS
There are seven nominees for election to the Board. Each director to be elected will hold office until the 2017 Annual Meeting of Stockholders. In any event, a director elected pursuant to this proxy statement will hold office until his successor is elected and is qualified, or until such director's earlier death, resignation, or removal.
Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee of the Board may propose. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.
NOMINEES
The names of the nominees and certain information about them are set forth below. In addition, we have included information about each nominee's specific experience, qualifications, attributes or skills that led our Board of Directors to conclude that the nominee should serve as a director of the Company at the time we are filing this proxy statement, in light of our business and corporate strategy.

Name	Position	Age
Gerard Munera	Chairman of the Board	80
Kevin T. Longe	Director, President and Chief Executive Officer	57
David C. Aldous	Director	59
Yvon Pierre Cariou	Director	70
Robert A. Cohen	Director	67
James J. Ferris	Director	72
Richard P. Graff	Director	69
Gerard Munera.    Mr. Munera has served as a director since September 2000 and as Chairman of the Board since May 2013. From 1996 to the present, Mr. Munera has been General Manager of Synergex Group LLC, a family controlled holding company with diversified investments, including real estate, securities, gold mining and high technology industries and Executive Chairman of Arcadia, Inc., a family controlled private manufacturer of glass/aluminum products. Mr. Munera is a current director of one public company, Nevsun Resources Ltd., as well as two private companies. From 1994 to 1996, Mr. Munera was Chairman and CEO of Latin American Gold Inc., a gold exploration and mining company. Between 1991 and 1994, Mr. Munera was President and CEO of Minorco (USA), a diversified $1.5 billion natural resources group. Between 1990 and 1991, Mr. Munera was Senior Vice President of Corporate Planning and Development and a member of the Executive Committee of RTZ plc, a British mining and mineral processing company. Mr. Munera is a graduate of Ecole Polytechnique and Ecole Nationale des Ponts et Chaussees, both in Paris.
As a director of the Company for over a decade and a half, Mr. Munera has detailed knowledge of the Company's development, historical business cycles and customer base. From his prior executive and director roles, he has extensive experience in the mining and metallurgical industries, a key customer base of the Company's explosion welding division. With over five decades of successful business experience, he also brings solid international expertise, financial literacy, deep management experience, as well as extensive work in strategic planning and implementing corporate goals. As a current and past director to other public companies, he brings experience and insight to the Board on corporate governance and leadership issues.
Kevin T. Longe.    Mr. Longe became our President and Chief Executive Officer in March 2013. He has served as a director since joining the Company in July 2012 as our Chief Operating Officer. From March 2011 until agreeing to join the Company, Mr. Longe served as an executive of Sonoco, Inc., first as President of Sonoco's Thermo Safe business from March 2011 to March 2012 and then from March 2012 to July 2012 as a Vice President and General Manager with Sonoco's Protective Packaging Division. From April 2010 until joining Sonoco, Mr. Longe was self-employed performing consulting and investment work. From 2004 through April 2010, Mr. Longe served in various positions at Lydall, Inc., most recently (2007-2010) serving as president of its subsidiary, Lydall Performance Materials, Inc. Mr. Longe holds a B.B.A, with distinction, from The University of Michigan and an M.B.A, with distinction, from the J.L. Kellogg Graduate School of Management at Northwestern University.
We believe it is important to have our Chief Executive Officer also serve as a director to properly align management's execution of our business objectives with the oversight and direction of the Board. Mr. Longe brings extensive operating and strategic planning and implementation experience from his leadership roles in other larger multinational companies. On the operations side, he brings deep experience in manufacturing, marketing and sales, supply-chain management, and talent development as well as strong financial analysis and management skills. In selecting Mr. Longe as the Company's Chief Executive Officer, the Board also focused on his strategic vision and planning expertise and teambuilding and leadership skills to grow the Company within its existing businesses and potentially through acquisitions.
David C. Aldous. Mr. Aldous was appointed by the Board as a director in July 2013.  He currently is the Chief Executive Officer and Director of Rive Technology Inc., a privately-held provider of solutions for diffusion-limited reactions to the energy, chemicals, biofuel and water industries. Prior to joining Rive Technology Inc., Mr. Aldous served as Chief Executive Officer and Director of Range Fuels Inc., a clean energy and biofuels company from January, 2009 to February, 2012. Mr. Aldous also was employed for more than 20 years by Royal Dutch Shell, most recently as Executive Vice President, Strategy and Portfolio. Mr. Aldous also served as President of Shell Canada Products, where he led an $11 billion integrated oil business. Mr. Aldous also served as President, CEO and Director at CRI/Criterion Inc., a $1 billion global catalyst company. Mr. Aldous holds a B.S. in Fuels Engineering from the University of Utah and an M.B.A., with distinction, from the J.L. Kellogg Graduate School of Management at Northwestern University.
The Board added Mr. Aldous as a member in 2013 to strengthen the Board’s insight and experience in the energy and chemical processing industries, the primary end customer markets for NobelClad.  His experience in the oil industry has been insightful as the Board considers how to best grow our DynaEnergetics business.  With his over 30 years of corporate leadership experience in the energy, alternative energy, chemical and petrochemical industries, he brings extensive skills in strategic planning and corporate development, key focuses of the Board, within the industries in which the Company and its customers operate.  As an acting chief executive officer, he also brings current and practical experience in leadership of global operations, financial analysis, project management, risk management, and health, environment, safety and security matters.
Yvon Pierre Cariou.    Mr. Cariou was appointed Director in 2006, and served as President and Chief Executive Officer from 2000 to 2013. From November 1998 to March 2000, he was President and Chief Executive Officer of Astrocosmos Metallurgical Inc., a division of Mersen Group, which designs and fabricates process equipment for the chemical and pharmaceutical industries. From 1986 to 1998, Mr. Cariou was the lead executive with five different industrial, material science and manufacturing companies. Earlier in his career, he spent 15 years with Mersen Group, a global industrial components manufacturer, where he held various executive positions in France and the United States, including President of Carbone USA Corp.
Having served as our President and Chief Executive Officer for over 12 years, Mr. Cariou has detailed knowledge of our operations and corporate strategy. In that role, he had primary accountability for accomplishing operational excellence and successfully achieving our corporate strategy. He led and implemented our acquisition of DynaEnergetics in late 2007, increasing our share of the worldwide explosion cladding business as well as diversifying the Company's business into oilfields products. From decades of leadership experience with global manufacturing companies, he brings both valuable "process" and "product" expertise and focus to the Board. Mr. Cariou is a graduate engineer from Ecole Nationale Superieure des Arts et Metiers, Paris and he obtained an MBA from Fairleigh Dickinson University, Rutherford, New Jersey.
Robert A. Cohen.    Mr. Cohen has served as a director since February 2011. He is the managing partner of Joranel LLC, a private investment and consulting firm serving institutional clients. Prior to joining Joranel in 2005, Mr. Cohen spent four years as president and Chief Executive Officer of Korea First Bank. Previously, Mr. Cohen worked for 25 years with Credit Lyonnais, including eight years as Chief Executive Officer of Credit Lyonnais USA. He taught economics and finance for 16 years at the Paris Institut Technique de Banque et Finance and the French School of Management (ESSEC). He is a graduate of Ecole Polytechnique in Paris and earned a doctorate in finance from the University Paris Dauphine.
The Board added Mr. Cohen as a member in 2011 because of his extensive financial background and his management experience with multinational companies. From his four years serving as Chief Executive Officer of one of the largest banks in Korea as well as living in Korea and working with many Korean and Asian companies, he brings rich expertise in the Korean and Asian markets. Many of the key fabricators and end-customers of the Company's explosion welding division are located in Korea and Asia and the Company is focusing on this region for sales growth for both its NobelClad and DynaEnergetics business. His management experience also increases the depth of the Board's expertise in the areas of corporate governance, strategic planning and leadership, finance and risk management.
James J. Ferris.    Dr. Ferris has served as a director since July 2010. From 1994 until his retirement in 2007, he held a variety of positions, including director and president/group chief executive officer, with CH2M Hill Companies Ltd., an employee owned, global engineering, major projects and construction company. Previously, Dr. Ferris spent 18 years with the engineering and construction firm Ebasco Services Incorporated, where he was a director and held various project leadership and senior and executive management positions, including president and chief executive officer of Ebasco Environmental. Dr. Ferris has more than 35 years of diverse, senior and executive level leadership experience in the worldwide engineering, major projects and construction industry. He has been a member of the G8 Renewable Energy Task Force, an active attendee at The World Economic Forum in Davos, Switzerland, and a member of the Prince of Wales Business Leaders Forum. Dr. Ferris has over 20 years of board experience including with two global engineering, major projects and construction companies, a technology start-up company (Sentegra), and a non-profit enterprise (The Keystone Center) focused on energy, environmental and public health policy initiatives. He has served on seven special purpose mega-project company boards with over $20 billion in capital expenditures, two of which he acted as the Board's Chairman. His board committee experience is extensive and includes direct membership and involvement on audit, compensation, nominating and governance, executive, safety and risk management committees.
Dr. Ferris received his undergraduate degree from Marquette University and his Ph.D. in Molecular Microbiology from Rensselaer Polytechnic Institute. He also attended the Advanced Executive Management Program at Wharton. He began his career as a member of the faculty at Rensselaer and transitioned into private industry in 1975. He also has served as an advisor to Rensselaer leadership and has held similar strategic advisory roles to various companies since his retirement from CH2M Hill.
The Board added Dr. Ferris as a member in 2010 because of his previous management and board experience, including his tenure as director and president of two significant multinational companies, his extensive experience in the global energy, environmental, industrial, and national government markets, and his experience overseeing operations and projects in many of the geographic regions where the Company has operations or is working to expand, including China, South Korea, Japan, the Middle East, numerous countries in eastern and western Europe, and elsewhere. He brings significant strategic planning and risk management expertise and successful records of accelerated growth for companies to the Board, especially in light of the Company's broad geographic operations. Dr. Ferris also has strong corporate governance, safety management and compensation policy experience as well as substantial financial management skills.
Richard P. Graff.    Mr. Graff has served as a director since June 2007. He is a retired partner of PricewaterhouseCoopers LLP where he served as the audit leader in the United States for the mining industry, until his retirement in 2001. Mr. Graff began his career with PricewaterhouseCoopers LLP in 1973. Since his retirement, Mr. Graff has been a consultant to the mining industry and was a member of a Financial Accounting Standards Board task force for establishing accounting and financial reporting guidance in the mining industry. He represents a consortium of international mining companies and has provided recommendations to the International Accounting Standards Board on mining industry issues and to regulators on industry disclosure requirements of securities legislation. Mr. Graff serves on the board of directors of Yamana Gold Inc. and Alacer Gold Corporation (lead independent director). He received his undergraduate degree in Economics from Boston College and his post-graduate degree in Accounting from Northeastern University.
With more than 35 years of experience in public company accounting, including as a partner with a "big four" public accounting firm and consulting on public company accounting policy and practice in the mining industry, Mr. Graff brings substantial insight and experience to the Company, especially with regard to accounting and financial reporting matters for a company operating worldwide. Mr. Graff has served as a director on boards of public companies since 2005, and currently serves on the board of two other multinational public companies. His experience brings insight to the Board as to best practices with respect to accounting, corporate governance and other issues for multinational public companies.
Requisite Vote
Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Abstentions and broker non-votes will not be counted as votes cast for the proposal.

THE BOARD RECOMMENDS
A VOTE "FOR" EACH NAMED NOMINEE

Executive Officers
The following individuals serve as our executive officers. Each executive officer is appointed by the Board and serves at the pleasure of the Board, subject to the terms of his employment agreement in the case of Mr. Longe and his "change-in-control" agreement in the case of Mr. Kuta described under "Employment Agreements."

Name	Position	Age
Kevin T. Longe	President and Chief Executive Officer	57
Michael Kuta	Chief Financial Officer	41
Jeff Nicol	President and General Manager, NobelClad	52
Ian Grieves	President and General Manager, DynaEnergetics	47
Kevin T. Longe.    Information regarding Mr. Longe, our President and Chief Executive Officer, is provided under Proposal 1 of this proxy statement under the caption, "Nominees."
Michael Kuta. Mr. Kuta joined the Company on March 31, 2014 as our Chief Financial Officer. From 2007 until joining the Company, Mr. Kuta served in various executive positions with The Lubrizol Corporation, most recently from September 2011 until March 2014 as its corporate controller.  From September 2009 until assuming that position, he was the finance manager of Lubrizol’s TempRite Engineered Polymers Business Unit, and before that served Lubrizol as a manager, treasury and capital markets and manager, external financial reporting.  Before joining Lubrizol, Mr. Kuta also served in various financial and accounting positions with Lincoln Electric Company and Eaton Corporation.  Mr. Kuta received a B.B.A. in Accounting from Kent State University and an M.B.A. from Case Western Reserve University.
Jeff Nicol.    Mr. Nicol was appointed President and General Manager of our NobelClad business in September 2012. He served previously as vice president and general manager of DMC Clad Metal in North America, and joined the Company in 2008 as that division's vice president of sales and marketing. From 1986 until joining the Company, he was employed in various positions with Alcoa, Inc. culminating in the positions of chief metallurgist and global marketing director. Mr. Nicol graduated with a degree in Metallurgical Engineering from the University of Cincinnati in Ohio and obtained an MBA from John Carroll University in Cleveland, Ohio.
Ian Grieves.    Mr. Grieves joined the Company in January 2013 as President and General Manager of our DynaEnergetics business. From 2006 until joining the Company, Mr. Grieves was employed by Lydall Inc., as senior vice president of the company's performance materials division (2010-2013), and as vice president and general manager Europe of the company's filtration division (2006-2010). From 1995 to 2005, he was employed in various financial and general management positions with AAF International Inc., with his last position being that of vice president and general manager of AAF Europe (2003-2005). Ian Grieves studied Economics and graduated from the University of Sunderland, United Kingdom.
Board of Directors
Meeting Attendance
Directors are encouraged to attend our Annual Meeting of Stockholders. All of our directors attended the 2015 Annual Meeting of Stockholders and are planning on attending the 2016 Annual Meeting of Stockholders.
During the fiscal year ended December 31, 2015, each of our current directors attended more than 75% of the aggregate of (i) the number of meetings of the Board held during the period in which he was a director and (ii) the number of meetings of the committees on which he served.
Director Independence
The Board has determined that six of the seven current directors nominated for re-election, Messrs. Aldous, Cariou, Cohen, Ferris, Graff, and Munera, are "independent" directors under the rules promulgated by the Securities and Exchange Commission ("SEC") and the applicable rules of the NASDAQ. In making its determinations of independence, in addition to consideration of the relevant SEC and NASDAQ rules, the Board considered factors for each director such as any other directorships, any employment or consulting arrangements, and any relationship with our customers or suppliers. The Board determined that there were no related-party transactions or other relationships that needed to be considered in evaluating whether these directors are "independent." Mr. Longe, our President and Chief Executive Officer is the only Board member nominated for re-election who is not independent based on these criteria.

All current members of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee are independent directors. Our independent directors hold regularly scheduled meetings in executive session, at which only independent directors are present.
Board Leadership Structure
The Company does not have a policy on whether the Chairman and Chief Executive Officer positions should be separate or combined. Currently we have separated the positions of Chairman and Chief Executive Officer. Our Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while our Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board.
Board Committees and Meetings
During the fiscal year ended December 31, 2015, the Board held five meetings. The Board currently has an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Health, Safety, Security and Environment Committee.
The Audit Committee
The Audit Committee meets with our independent registered public accounting firm at least four times a year to review quarterly financial results and the annual audit, discuss financial statements and related disclosures, and receive and consider the accountants' comments as to internal control over financial reporting, adequacy of staff and management performance and procedures in connection with the annual audit and internal control over financial reporting . The Audit Committee also appoints the independent registered public accounting firm. Messrs. Graff and Cohen were members of the Audit Committee for the full year 2015, with Mr. Graff serving as Chairman. Messrs Aldous and Ferris served as members of the Audit Committee until May 19, 2105, and on that same date Mr. Munera became a member of the Audit Committee. All members of the Audit Committee are non-employee directors whom the Board has determined to be "independent" as that concept is defined in Section 10A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the rules promulgated by the SEC thereunder, and the applicable rules of the NASDAQ. The Audit Committee has determined that Mr. Graff qualifies as an "audit committee financial expert" under the rules of the SEC. During 2015 the Audit Committee met eleven times.
In 2000, the Board adopted a written Charter of the Audit Committee, which was subsequently updated and revised in 2004, 2007 and 2012. The Charter of the Audit Committee requires the Audit Committee be comprised of three or more independent directors, at least one of whom has relevant financial or accounting experience. The Charter of the Audit Committee charges the Audit Committee with the responsibility of reviewing any related party transactions for potential conflicts of interest pursuant to our Related Party Transaction Policy and Procedures, which are described in more detail under, "Certain Relationships and Related Transactions." The Charter of the Audit Committee may be viewed on our website, www.dmcglobal.com.
The Compensation Committee
The Compensation Committee makes recommendations concerning salaries and incentive compensation, grants equity-based awards to employees and non-employee directors under our stock incentive plan and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is also responsible for reviewing and approving the Compensation Discussion and Analysis included in the Company's proxy statement. Messrs. Cohen, Ferris and Munera were members of the Compensation Committee for the full year 2015, with Mr. Cohen serving as the Chairman. Mr. Aldous also served as a member of the Compensation Committee until May 19, 2015. All members of the Compensation Committee are non-employee directors whom the Board has determined to be "independent" under SEC and NASDAQ rules. During 2015 the Compensation Committee met five times.
In 2006, the Board adopted a written Charter of the Compensation Committee, which was subsequently updated and revised in 2007, 2012, and 2014. The Charter of the Compensation Committee may be viewed on our website, www.dmcglobal.com.
The Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee nominates directors and sets corporate governance policies for the Board and Company. For the full year 2015, Messrs. Ferris, Aldous, and Graff were members of the Corporate Governance and Nominating Committee, with Dr. Ferris serving as Chairman of the Committee. Our former director Bernard Hueber served as a member of this committee until his retirement on May 19, 2015. Mr. Cariou was appointed as a member of the Corporate Governance and Nominating Committee on March 2, 2016. All members of the Corporate Governance and Nominating committee are non-employee directors whom the Board has determined to be "independent" under the SEC and NASDAQ rules. The main purposes of this Committee are (i) to identify and recommend individuals to the Board for nomination as members of the Board and its committees; (ii) to develop and recommend to the Board corporate governance principles applicable to the Company; (iii) to oversee the Board's annual evaluation of its performance; and (iv) to undertake such other duties as the Board may from time to time delegate to the Committee. The Corporate Governance and Nominating Committee held four meetings during 2015. The Charter of the Corporate Governance and Nominating Committee, which was adopted in 2006 and revised in 2012, may be viewed on our website, www.dmcglobal.com.
The Corporate Governance and Nominating Committee does not have a formal policy with regard to the consideration of any director nominees recommended by its stockholders because historically we have not received recommendations from our stockholders and the costs of establishing and maintaining procedures for the consideration of stockholder nominations would have been unduly burdensome. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees recommended by Board members, management or other parties are evaluated. Stockholders may nominate persons for election to the Board of Directors in accordance with our Bylaws. Any stockholder nominations proposed for Board consideration should include the nominee's name and qualifications for Board membership and should be mailed to Dynamic Materials Corporation, c/o Corporate Secretary, 5405 Spine Road, Boulder, Colorado 80301, or faxed to (303) 604-1897. We do not intend to treat stockholder recommendations in any manner differently from other recommendations. No such suggestions were received during 2015.
Qualifications for consideration as a director nominee may vary according to the particular area of expertise being sought as a complement to the existing Board composition. However, in making its nominations, the Corporate Governance and Nominating Committee considers, among other things, an individual's business experience, industry experience, financial background, breadth of knowledge about issues affecting our business, time available for meetings and consultation, integrity, independence, diversity of experience, leadership and other particular skills and experience possessed by the individual. Diversity is considered in the nominating process as described above and in our Governance and Nominating Committee Charter, which provides that we develop and recommend to the Board the criteria for Board membership.
In 2014, our Board adopted governance guidelines prepared by the Corporate Governance and Nominating Committee. Among other things, the guidelines provide that directors should serve no longer than a total of 15 years as a non-employee director or after the director's 75th birthday, with the Governance and Nominating Committee under the direction of the Board, empowered to make exceptions in extraordinary circumstances. The Board and Governance and Nominating Committee have determined that the Company's circumstances warrant the nomination of Mr. Munera for re-election as a director this year despite his age and length of service.
We do not currently employ an executive search firm or pay a fee to any other third party to locate qualified candidates for director positions.
The Health, Safety, Security and Environment Committee
In 2009, at the direction of the Board, the Company established a Quality and Safety Committee (subsequently renamed the Safety Committee) comprised of the Company's Chief Executive Officer, two independent directors and up to three Company managers. In 2013, the Board made the Safety Committee a committee of the Board, adding additional directors to serve on this Committee and renamed it the Health, Safety, Security and Environment Committee ("HSSE Committee") to reflect its increased scope of purpose and oversight. The HSSE Committee is currently comprised of four directors and chaired by an independent director. Our former director, Bernard Hueber, served as the Chairman of the HSSE Committee until his retirement from the Board on May 19, 2015, at which time Mr. Aldous, joined the HSSE Committee and was appointed its Chairman. The other member of the HSSE Committee are Messrs. Cariou and Longe, as well as the Company's vice president, corporate health, safety, security and environment, all of whom have served on the HSSE Committee for the full year 2015.
The purpose of the HSSE Committee is to review the Company's performance in meetings its health, safety, security and environmental objectives established by management and to facilitate the Board's oversight of these critical operational issues. The HSSE Committee met five times during 2015 and also completed inspections of the Company's DynaEnergetics manufacturing facilities in Germany and Texas and the Company's NobelClad manufacturing facility in Germany.
Risk Oversight
Our senior management manages the risks facing the Company under the oversight and supervision of the Board. While the full Board is ultimately responsible for risk oversight at our Company, two of our Board committees assist the Board in fulfilling its oversight function in certain areas of risk. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk in the areas of financial reporting and internal controls. The HSSE Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks related to operations, including health, safety, security and environment. Other general business risks such as economic and regulatory risks are monitored by the full Board. Risk management and assessment reports are regularly provided by management to these committees and to the full Board.

Compensation Risk Assessment
Our Compensation Committee considered whether our compensation program encouraged excessive risk-taking by employees at the expense of long-term Company value. Based upon its assessment, the Compensation Committee does not believe that our compensation program encourages excessive or inappropriate risk-taking. The Compensation Committee believes that the design of our compensation program, which includes a mix of annual and long-term incentives (a substantial portion of which are performance based), cash and equity awards and retention incentives, is balanced and does not motivate imprudent risk-taking.
Communications with the Board
The Board believes that it is important for stockholders to have a process to send communications to the Board. Accordingly, stockholders desiring to send a communication to the Board, or to a specific director, may do so by delivering a letter to our Secretary at Dynamic Materials Corporation, c/o Corporate Secretary, 5405 Spine Road, Boulder, Colorado 80301 or fax to (303) 604-1897. The mailing envelope or fax cover sheet must contain a clear notation indicating that the enclosed letter is a "Stockholder-Board Communication" or "Stockholder-Director Communication." All such letters must identify the author as a stockholder and clearly state whether the intended recipients of the letter are all members of the Board or certain specified individual directors. The Secretary will open such communications and make copies and then circulate them to the appropriate director or directors.

PROPOSAL 2—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
As described under the heading "Compensation Discussion and Analysis," our executive compensation program is designed to (1) attract, motivate and retain high-caliber leadership talent; (2) provide competitive compensation opportunities; (3) create incentives to achieve both short-term performance measures and long-term strategic goals; and (4) provide incentive programs that are linked to stockholder value. During the past year we have made adjustments to our compensation program to better meet these objectives. For additional information about our executive compensation program, please read the "Compensation Discussion and Analysis."
At our 2011 Annual Meeting, our stockholders voted in favor of holding an annual advisory vote on executive compensation. In line with this recommendation, our Board has decided to include an advisory stockholder vote on executive compensation in our proxy materials every year until the next required advisory vote on the frequency of stockholder advisory votes on executive compensation. We are asking our stockholders to indicate their support for the compensation of our named executive officers, as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, objectives and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote "FOR" approval of the following resolution at our 2016 annual meeting:
"RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the Company's proxy statement is hereby APPROVED."
Requisite Vote
The advisory vote on the compensation of our named executive officers will be approved if the number of votes of authorized shares of our common stock cast in favor of this proposal exceeds the votes cast opposing this proposal. Abstentions and broker non-votes will not be counted as votes cast on the proposal. However, this say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when considering future decisions on the compensation of our named executive officers.
At our 2015 annual stockholders meeting, only 43% of the shares voted at that meeting approved of our executive compensation in a non-binding advisory vote. Over 50% voted against our executive compensation and nearly 7% abstained from the 2015 vote. Our Compensation Committee takes the results of these votes very seriously and has adjusted our executive compensation system in response to our stockholders' advisory vote as described below in greater detail in "Compensation Discussion and Analysis."

THE BOARD RECOMMENDS
A VOTE "FOR" APPROVAL OF PROPOSAL 2.

PROPOSAL 3 - APPROVAL OF THE AMENDMENT TO
THE COMPANY’S 2006 STOCK INCENTIVE PLAN
        We are asking stockholders to approve an amendment to the Dynamic Materials Corporation (the “Company”) 2006 Stock Incentive Plan, as amended effective May 23, 2013 (the “2006 Plan”) to increase the number of shares of our common stock available for award by 1,000,000 shares. This amount is approximately 7% of the Company’s currently outstanding shares of common stock. The amendment also permits the reuse of shares previously granted as awards under the 2006 Plan that are subsequently canceled, expired, forfeited, settled in cash, or otherwise terminated. This amendment is included in this proxy statement as Appendix A. Capitalized terms not otherwise defined in this section have the meaning set forth in the 2006 Plan.
Purpose of the 2006 Stock Incentive Plan
        The purpose of the 2006 Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Participants and to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the personal interests of Participants to those of the Company’s stockholders. The 2006 Plan permits the grant of the following types of incentive awards: (1) Options, (2) Restricted Stock, (3) Restricted Stock Units (“RSUs”), (4) Stock Appreciation Rights (“SARs”), (5) Performance Shares, (6) Performance Units and (7) Other Stock-Based Awards. Over the past several years, the only awards we have issued under the 2006 Plan are restricted stock and RSU’s, the restrictions on which typically lapse over a three year vesting period.
Background
        The number of shares of the Company’s Common Stock initially reserved for issuance under the 2006 Plan was 942,500 (which included 92,500 shares rolled over from our 1997 Equity Inventive Plan). The number of shares reserved for issuance under the 2006 plan was increased by 675,000 pursuant to Amendment No. 1 to the 2006 Plan, approved by shareholders on May 23, 2013. As of March 24, 2016, the Company granted an aggregate of 1,603,420 shares of restricted stock and restricted stock units under the 2006 Plan, leaving 1,080 shares available for future grant. The Company has committed to issue a total of 40,000 shares of restricted stock vesting over three years, subject to stockholder approval of this amendment, to Kevin Longe (25,984 shares) and Michael Kuta (14,016 shares) in lieu of cash otherwise payable to such executive officers as 2015 bonuses.
        If the amendment is approved, the number of shares available for future grants under the 2006 Plan will increase by 1,000,000 (960,000 excluding the grants committed to Messers Longe and Kuta). If stockholder approval is not obtained, then the amendment to the 2006 Plan will not be implemented, and the 2006 Plan will continue in effect pursuant to its current terms. Approval of the amendment will ensure that the Company is able to continue recruiting and retaining talented employees and directors and award, as a portion of their compensation package, equity awards that further align the employees’ and directors’ interests with the Company’s stockholders.
Summary of the 2006 Stock Incentive Plan
        The following paragraphs provide a summary of the principal features of the 2006 Plan and do not purport to be complete and are subject to and qualified in its entirety by the actual terms of the plan.
        Background and Objectives.    The objectives of the 2006 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Participants and to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the personal interests of Participants to those of the Company’s stockholders. The 2006 Plan permits the grant of the following types of incentive awards: (1) Options, (2) Restricted Stock, (3)  RSUs, (4)  SARs, (5) Performance Shares, (6) Performance Units and (7) Other Stock-Based Awards (each individually, an “Award”).
        Shares Subject to the 2006 Plan.    The number of shares of the Company’s Common Stock (“Shares”) initially reserved for issuance under the 2006 Plan was 942,500 Shares (which included 92,500 shares rolled over from our 1997 Equity Incentive Plan). The number of Shares was increased to 1,617,500 pursuant to shareholder approval of Amendment No. 1 on May 23, 2013. Upon approval of this amendment, the number of Shares will be increased to 2,617,500. In addition, the following Shares shall not be considered as having been issued under the 2006 Plan or the Prior Plan: (i) Shares that are potentially deliverable under an Award or a Prior Plan award that expires or is canceled, forfeited, settled in cash or otherwise settled without the delivery of Shares, (ii) Shares that are held back or tendered (either actually or by attestation) to cover the Exercise Price or tax withholding obligations with respect to an Award or a Prior Plan award, (iii) Shares that are issued pursuant to Awards that are assumed, converted or substituted in connection with a merger, acquisition, reorganization or similar transaction and (iv) Shares that are repurchased in the open market with Option Proceeds from Awards or a Prior Plan award, provided that the aggregate number of Shares deemed not issued pursuant to the repurchase of Shares with Options Proceeds shall not exceed the amount of such proceeds divided by the Fair Market Value of a Share on the date of exercise of the Option or Prior Plan option giving rise to such proceeds. However, for purposes of determining the number of Shares available for grant as Incentive Stock Options, only Shares that are subject to an Award or a Prior Plan award that expires or is canceled, forfeited or settled in cash shall be treated as not having been issued under the 2006 Plan or the Prior Plan. The market value of a Share as of March 24, 2016 was $6.25.

        Administration.    The 2006 Plan is administered by a committee of the Board (the “Committee”). The Board of Directors has currently designated the Compensation Committee as the Committee for the 2006 Plan. Subject to the provisions of the 2006 Plan, the Committee has the authority to: (1) select the persons to whom Awards are to be granted, (2) determine whether and to what extent Awards are to be granted, (3) determine the size and type of Awards, (4) approve forms of agreement for use under the 2006 Plan, (5) determine the terms and conditions applicable to Awards, (6) establish performance goals for any Performance Period and determine whether such goals were satisfied, (7) amend any outstanding Award subject to shareholder approval as described below and participant consent in certain circumstances, (8) construe and interpret the 2006 Plan and any Award Agreement and apply its provisions and (9) subject to certain limitations, take any other actions deemed necessary or advisable for the administration of the 2006 Plan. All decisions, interpretations and other actions of the Committee shall be final and binding on all holders of Options or rights and on all persons deriving their rights therefrom. Subject to applicable law, the Committee may delegate its authority under the 2006 Plan.
        Eligibility to Receive Awards.    The 2006 Plan provides that Awards may be granted to Participants, which include all Employees, Directors, and Consultants of the Company, except that Incentive Stock Options may be granted only to Employees. The approximate number of persons eligible to participate in the 2006 Plan is 419.
        Code Section 162(m).    The Company has designed the 2006 Plan so that it permits the issuance of Awards that are intended to qualify as performance-based under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
        No Repricing.    Except with respect to certain permitted adjustments upon a change in capitalization, the 2006 Plan prohibits repricing of Options and SARs, including by way of an exchange for another Award, unless stockholder approval is obtained.
        Terms and Conditions of Stock Options.    Each Option granted under the 2006 Plan is evidenced by an Award Agreement between the optionee and the Company and is subject to the following terms and conditions:

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Exercise Price.  The Committee sets the Exercise Price of the Shares subject to each Option, provided that the Exercise Price cannot be less than 100% of the Fair Market Value of the Company’s Common Stock on the Option grant date. In addition, the Exercise Price of an Incentive Stock Option must be at least 110% of Fair Market Value if, on the grant date, the Participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries (a “10% Stockholder”).

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Form of Consideration.  The means of payment for Shares issued upon exercise of an option is specified in each option agreement. Payment generally may be made by cash, other Shares of Common Stock owned by the optionee, any other method permitted by the Committee, or by a combination of the foregoing.

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Exercise of the Option.  Each Award Agreement will specify the term of the Option and the date when the Option is to become exercisable, provided that except as specified in an Award Agreement upon a termination of employment of a Change in Control or Subsidiary Disposition, no Option may be exercisable prior to one (1) year from the date of grant. The 2006 Plan provides that in no event shall an Option granted under the 2006 Plan be exercised more than ten (10) years after the date of grant. Moreover, in the case of an Incentive Stock Option granted to a 10% Stockholder, the term of the Option shall be for no more than five (5) years from the date of grant.

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Termination of Employment.  If an optionee’s employment terminates for any reason (including death or permanent disability), all Options held by such optionee under the 2006 Plan expire upon the earlier of (i) such period of time as is set forth in his or her Award agreement or (ii) the expiration date of the Option. The optionee may exercise all or part of his or her Option at any time before such expiration to the extent that such Option was exercisable at the time of termination of employment.

        Terms and Conditions of Stock Appreciation Rights.    SAR grants may be either freestanding or tandem with Option grants. Each SAR grant shall be evidenced by an agreement that shall specify the grant price, the term of the SAR, the conditions of the exercise, and other such terms and conditions as the Committee shall determine.
        Except with respect to certain permitted adjustments upon a change in capitalization, the grant price of a freestanding SAR may not be less than 100% of the Fair Market Value of the Company’s Common Stock on the grant date of the Award, and the grant price of a tandem SAR shall equal the Exercise Price of the related Option. The Committee, subject to the provisions of the 2006 Plan, shall have the discretion to determine the terms and conditions of SARs granted under the 2006 Plan. Each Award Agreement will specify the term of the SAR and the date when the SAR is to become exercisable, provided that except as specified in an Award Agreement upon termination of employment or a Change in Control or Subsidiary Disposition, no freestanding SAR may be exercisable prior to one year from date of grant.
        Upon exercise of a SAR, the holder of the SAR shall be entitled to receive payment in an amount equal to the product of (i) the difference between the Fair Market Value of a share on the date of exercise and the grant price, and (ii) the number of shares for which the SAR is exercised. At the discretion of the Committee, payment to the holder of a SAR may be in cash, Shares of Common Stock or a combination thereof. To the extent that a SAR is settled in cash, the shares available for issuance under the 2006 Plan shall not be diminished as a result of the settlement.
        SARs granted under the 2006 Plan expire as determined by the Committee, but in no event later than ten (10) years from the date of grant. No SAR may be exercised by any person after its expiration.
        Share Limit for Stock Options and SARs.    In order that such Awards may qualify as performance-based compensation under Section 162 (m) of the Code, no Participant may be granted Options and SARs to purchase more than 425,000 Shares in any 36-month period. If the Options are Incentive Stock Options, the maximum aggregate number of options that may be granted with respect thereto in any 12-month to any one Participant shall be 150,000 options.
        Terms and Conditions of Restricted Stock and Restricted Stock Unit Grants.    Each Restricted Stock and RSU grant shall be evidenced by an agreement that shall specify the Period of Restriction, number of shares of Restricted Stock or number of RSUs granted, and such other terms and conditions as the Committee shall determine.
        Except as otherwise set forth in the Award Agreement, Participants holding Shares of Restricted Stock (i) may exercise full voting rights with respect to those Shares during the period of Restriction and (ii) shall receive all regular cash dividends paid with respect to such Shares during the period of Restriction; all other distributions paid with respect to such Shares during the Period of Restriction shall be credited to the Participants and subject to the same restrictions on transferability and forfeitability as the Restricted Stock. Except as otherwise set forth in the Award Agreement, a Participant shall have no voting rights with respect to grants of RSUs.
        The Committee shall have the discretion to determine (i) the number of Shares subject to a Restricted Stock Award or Restricted Stock Unit granted to any Participant and (ii) the conditions for vesting that must be satisfied, provided that there shall be a minimum vesting period of three years, which period may, at the discretion of the Committee, lapse on a pro-rated, graded, or cliff basis, except that the Committee has the discretion to provide for a shorter vesting period (not less than one year) for up to 5% of the shares available for Full-Value Awards under the 2006 Plan for Restricted Stock Units and up to 20% for Restricted Stock Awards.
        Performance Share Grants.    Each Performance Share grant shall be evidenced by an agreement that shall specify the applicable Performance Period(s), Performance Measure(s), number of Performance Shares granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine. The Committee shall have complete discretion to determine (i) the number of Shares of Common Stock subject to a Performance Share Award and (ii) the conditions that must be satisfied for grant or for vesting, provided that, except in certain circumstances, there shall be a minimum vesting period of one year.
        Except with respect to certain permitted adjustments upon a change in capitalization, the initial value of a Performance Share shall equal the Fair Market Value of a Share on the grant date. Except as otherwise set forth in the Award Agreement, payment by the Company of may be in may be in cash, Shares of Common Stock or a combination thereof, on a settlement date not earlier than the last day of the Performance Period. The Award Agreement shall specify the extent to which a Participant shall have the right to receive a payout with respect to a grant of Performance Shares following the Participant’s termination of employment or service with the Company.
        Share Limit for Restricted Stock, Restricted Stock Units, Performance Shares and Other Stock-Based Awards.    In order that such Awards may qualify as performance-based compensation under Section 162(m) of the Code, no Participant shall be granted Restricted Stock, RSUs, Performance Shares, or Other Stock-Based Awards covering, in the aggregate, more than 425,000 Shares in any 36-month period.
        Performance Units.    Performance Units are similar to Performance Shares, except that they are cash-based and may be settled in Shares, cash or a combination of the two. The Shares available for issuance under the 2006 Plan shall not be diminished as a result of the settlement of a Performance Unit in cash. Each Performance Unit grant shall be evidenced by an Award Agreement that shall specify such terms and conditions as shall be determined at the discretion of the Committee, provided that there shall be a minimum vesting period of one year.
        Limit for Performance Units.    In order that such Awards may qualify as performance-based compensation under Section 162(m) of the Code, no Participant shall be granted a Performance Unit Award providing for a payment value of more than $5,000,000 in any one fiscal year.
        Other Stock-Based Awards.    The Committee has the right to grant other stock-based Awards that may include, without limitation, grants of Shares based on attainment of performance goals, payment of Shares as a bonus in lieu of cash based on performance goals, and the payment of shares in lieu of cash under other Company incentive or bonus programs. The Committee shall have the discretion to determine the vesting of any such Award, provided that, except as specified in an Award Agreement upon a termination of employment or a Change in Control or Subsidiary Disposition, there shall be a minimum vesting period of three years, except that the Committee has the discretion to provide for a shorter vesting period (not less than one year) for up to

20% of the shares available for Full-Value Awards under the 2006 Plan, and provided further that an Award with a payment of Shares in lieu of cash under other Company incentive or bonus programs shall not be subject to a minimum vesting period.
        Performance-Based Awards.    The Committee may grant Awards which are intended to qualify as “performance-based compensation” for purposes of deductibility under Section 162(m) of the Code. For any such Award, the Committee will establish the performance objectives to be used within 90 days after the commencement of the Performance Period, or, if less, 25% of the Performance Period applicable to such Award. The performance objectives to be used shall be selected from the following list of measures (collectively, the “Performance Measures”): total stockholder return, stock price, net customer sales, volume, gross profit, gross margin, operating profit, operating margin, management profit, earnings from continuing operations before income taxes, earnings from continuing operations, earnings per share from continuing operations, net operating profit after tax, net earnings, net earnings per share, return on assets, return on investment, return on equity, return on invested capital, cost of capital, average capital employed, cash value added, economic value added, cash flow, cash flow from operations, working capital, working capital as a percentage of net customer sales, asset growth, asset turnover, market share, customer satisfaction and employee satisfaction. The targeted level or levels of performance with respect to the Performance Measures may be established at such levels and on such terms as the Committee may determine, in its discretion, on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries, business segments or functions, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. Unless otherwise determined by the Committee, measurement of performance goals with respect to the Performance Measures above shall exclude the impact of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, as well as the cumulative effects of tax or accounting changes, each as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or other filings the SEC. Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code may be based on these or such other performance measures as the Committee may determine.
        Non-Transferability of Awards.    An Award granted under the 2006 Plan which is an Incentive Stock Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution an may be exercised, during the lifetime of the recipient, only by the recipient. Other Awards will be transferable to the extent provided in the Award, except that no Award may be transferred for consideration.
        Adjustments Upon Changes in Capitalization.    In the event of any non-reciprocal transaction between the Company and the stockholders of the Company that causes the per share value of shares underlying an Award to change, such as a stock dividend, stock split, spin off, rights offering, or recapitalization through a large, nonrecurring cash dividend, and in the event of any other change in corporate capitalization, such as a merger, consolidation, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Board, in its sole discretion, may cause there to be made an equitable adjustment to the number and kind of shares that may be issued under the 2006 Plan, or to any individual under the 2006 Plan, and to the number and kind of shares or other property subject to and the exercise price (if applicable) of any then outstanding Awards, and such adjustment shall be conclusive and binding for all purposes of the 2006 Plan.
        Change in Control.    Except as provided in an Award Agreement, in the event of a Change in Control, if the successor corporation does not assume, convert, or replace outstanding options or SARs, those options or SARs shall become immediately exercisable, provided that the Committee may, in its sole discretion, provide that such options and SARs are cashed out in connection with such Change in Control. Except as provided in an Award Agreement, any period of restriction or other restriction imposed on Restricted Stock, Restricted Stock Units, and other Stock-based Awards shall lapse unless such awards are assumed, converted, or replaced in connection with a Change in Control. Notwithstanding the foregoing, if any options, SARs, Restricted Stock, Restricted Stock Units, or Other Stock-Based Awards are assumed, converted, or replaced in connection with a Change in Control, such awards shall vest or become exercisable, as appropriate, upon a participant’s termination of employment without Cause during the 24 month period following such Change in Control. Except as provided in an Award Agreement, any Performance Shares, Performance Units, and other performance-based awards shall vest on a pro rata monthly basis based on the performance level attained on the date of the Change in Control, if determinable, or target level, if not determinable.
        Amendment, Suspensions and Termination of the 2006 Plan.    The Company’s Board of Directors may amend, suspend or terminate the 2006 Plan at any time; provided, however, that stockholder approval is required for any amendment to the extent necessary to comply with the NASDAQ listing standards or applicable laws. In addition, no amendment, suspension or termination may adversely impact an Award previously granted without the written consent of the Participant to whom such Award was granted unless required by applicable laws.
Federal Tax Aspects
        The following is intended only as a brief summary of the material U.S. federal income tax consequences associated with Awards granted under the 2006 Plan. The tax consequences to a participant will generally depend upon the type of award issued to the participant. In general, if a participant recognizes ordinary income in connection with the grant, vesting or exercise of an award, we will be entitled to a corresponding deduction equal to the amount of the income recognized by the participant, subject to the limitations of Section 162(m) of the Code, if applicable. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a Participants’ death, the effects of other federal taxes (including possible “golden parachute” excise taxes), or the provisions of the income tax laws of any municipally, state or foreign country in which the Participant may reside.
        Incentive Stock Options.  For federal income tax purposes, the holder of an Incentive Stock option (“ISO”) does not recognize taxable income at the time of the grant or exercise of the ISO. If such person retains the common stock for a period of at least two years after the ISO is granted and one year after the ISO is exercised, any gain upon the subsequent sale of the common stock will be taxed as a long term capital gain. A participant who disposes of shares acquired by exercise of an ISO prior to the expiration of two years after the ISO is granted or before one year after the ISO is exercised will recognize ordinary income or loss equal to the difference between the exercise price and fair market value of the stock as of the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares would be short or long term capital gain or loss depending on whether the shares had been held by the participant for more than one year. If the stock resulting from the exercise of an ISO is not sold during the same calendar year in which the ISO was exercised, the difference between the option exercise price and the fair market value of the shares on the exercise date of an ISO is included as an adjustment in computing the holder’s alternative minimum taxable income and may be subject to an alternative minimum tax, which is paid if such tax exceeds the participant’s regular income tax for the year.
        Nonqualified Stock Options and Stock Appreciation Rights.  In general, a participant who receives a Nonqualified Stock Option (“NSO”) or SAR generally will not recognize taxable income on the grant of such option or SAR but will recognize ordinary income at the time of exercise of the stock option or SAR equal to the difference between the option or SAR exercise price and the fair market value of the stock on the date of exercise. Any taxable income recognized in connection with the exercise of an NSO by an Employee is subject to tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares would be short or long term capital gain or loss depending on whether the shares had been held by the participant for more than one year.
        Restricted Stock. A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date.” The determination date is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not freely transferable, in which case the determination date is the earlier of (i) the date on which the shares become freely transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code (a “Section 83(b) election”), to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. Any dividends paid with respect to grants of restricted stock will be taxed in the year of payment as either compensation if a Section 83(b) election was not made, or as dividend income if it was made.
        Restricted Stock Units. A participant generally will recognize no income upon the receipt of a restricted stock unit award. Upon the settlement of such an award, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any substantially vested shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described under “Restricted Stock.” A participant may not, however, make a Section 83(b) election with respect to restricted stock unit awards. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the determination date (as defined under “Restricted Stock”), will be taxed as capital gain or loss.
        Performance Shares, Performance Units, and Other Stock-Based Awards. If an award is subject to a restriction on transferability and a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the fair market value of the transferred shares or amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. If an award has no restriction on transferability or is not subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares received. We can ordinarily claim a tax deduction in an amount equal to the ordinary income recognized by the participant, except as discussed below regarding Section 162(m) of the Code.
        Tax Effect for the Company.    The Company generally will be entitled to a tax deduction in connection with an Award under the 2006 Plan in an amount equal to the ordinary income realized by a Participant and at the time the Participant recognizes such income (for example, the exercise of an NSO or the vesting of restricted stock), except to the extent such deduction is limited by applicable provisions of the Code.
        Code Section 409A.  Section 409A of the Internal Revenue Code governs the federal income taxation of certain types of nonqualified deferred compensation arrangements. A violation of section 409A generally results in an acceleration of the recognition of income of amounts intended to be deferred and the imposition of a federal excise tax of 20% on the recipient of the award who is our employee over and above the income tax owed plus possible penalties and interest. The types of arrangements covered by section 409A are broad and may apply to certain awards available under the 2006 Plan. As required by section 409A, certain nonqualified deferred compensation payments to specified employees may be delayed to the seventh month after such employee’s separation from service. Awards issued under the 2006 Plan are intended to be exempt from or comply with the requirements of Section 409A of the Code.
        Section 162(m). Section 162(m) generally provides that compensation paid to a “covered employee” in excess of $1 million is not deductible by the corporation for federal income tax purposes. A covered employee generally includes the chief executive officer of the company at the end of the taxable year and an individual serving as an officer of the company or a subsidiary at the end of such year who is among the three highest compensated officers (other than the chief executive officer and the chief financial officer) for proxy statement reporting purposes. Compensation that qualifies as “performance-based” compensation for purposes of Section 162(m) is excluded from the $1 million deduction limitation. The rules and regulations promulgated under Section 162(m) are complex, technical, and change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to qualify as “performance-based” compensation for purposes of Section 162(m). the 2006 Plan has been designed to permit the Committee to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) of the Code, thereby permitting the Company to receive federal income tax deduction in connection with such Awards even to the extent that they exceed $1,000,000; however, we cannot assure you that any performance-based compensation awarded or paid under the 2006 Plan will be deductible by the Company under all circumstances.
REQUISITE VOTE
        Approval of the amendment to the Company’s 2006 Stock Incentive Plan requires the affirmative vote of a majority of votes cast with respect to this Proposal 3. Broker non-votes have no legal effect on this proposal and abstentions have the same effect as a vote against this proposal.
THE BOARD RECOMMENDS
A VOTE “FOR” APPROVAL OF PROPOSAL 3.

PROPOSAL 4—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has selected Ernst & Young LLP ("EY") as our independent registered public accounting firm for the fiscal year ending December 31, 2016. EY has been so engaged since 2002.
Ratification of the selection of EY by stockholders is not required by law. However, as a matter of internal policy and good corporate governance, such selection is being submitted to the stockholders for ratification at the Annual Meeting and it is the present intention of the Board to continue this policy. If the stockholders do not ratify this appointment, the Audit Committee will reconsider whether to retain EY. If the selection of EY is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of the Company and its stockholders.
A representative of EY will be present at the annual meeting and will be available to respond to appropriate questions.
The Company paid the following fees to EY for the audit of the consolidated financial statements and for other services provided in the years ended December 31, 2015 and 2014.

	2015	2014
Audit Fees (1)	$1,048,746	$1,215,026
Tax Fees (2)	$60,658	$40,507
All Other Fees (3)	—	16,445
Total Fees	$1,109,404	$1,271,978

(1)
2014 includes additional audit fees related to the restatement of previously-issued financial statements as discussed in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2014.

(2)	Tax Fees includes fees related to federal and state tax compliance, tax advice and tax planning.

(3)	Consists of accounting consultations related to conflict minerals compliance.
Audit Committee Pre-Approval Policies and Procedures
In accordance with the SEC's rules requiring the Audit Committee to pre-approve all audit and non-audit services provided by our independent auditor, the Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by our independent auditor prior to the commencement of the specified services. The Audit Committee approved all services performed by EY in fiscal year 2015 in accordance with our formal policy on auditor independence.
Requisite Vote
The selection of our auditors will be ratified if the number of votes of authorized shares of our common stock cast in favor of the proposal exceeds the votes cast opposing the proposal. Abstentions and broker non-votes will not be counted as votes cast on the proposal.

THE BOARD RECOMMENDS
A VOTE "FOR" APPROVAL OF PROPOSAL 4.

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, that might incorporate future filings, including this proxy statement, in whole or in part, the following Audit Committee Report and the Compensation Committee Report shall not be deemed to be "Soliciting Material," and are not deemed "filed" with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filings.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
As of December 31, 2015, the Audit Committee of Dynamic Materials Corporation (the "Company") was comprised of Messrs. Richard P. Graff (Chairman), Gerard Munera, and Robert A. Cohen each of whom the Board of Directors of the Company has determined to be independent as that concept is defined in Section 10A of the Exchange Act, the rules promulgated by the SEC thereunder; and the applicable rules of the NASDAQ. As required by the written Charter of the Audit Committee, the Audit Committee reviewed and discussed the Company's audited financial statements with the Company's management. The Audit Committee has also discussed with Ernst & Young LLP ("EY"), the Company's independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. The Audit Committee has received from EY the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with EY that firm's independence. Based upon these discussions and the Audit Committee's review, the Audit Committee recommended to the Board of Directors that the Company include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.
Audit Committee Members:
Richard P. Graff, Chairman
Robert A. Cohen
Gerard Munera

COMPENSATION PROCEDURES
Our executive compensation program is administered by our Compensation Committee. Below is a discussion of the process and procedures followed by the Compensation Committee in determining the 2015 compensation for our named executive officers as well as in setting the 2016 compensation levels and framework for 2016 performance bonus opportunities.
Roles of the Parties Involved in Executive Compensation Decisions
Role of Compensation Committee.    As provided in the Compensation Committee Charter, the Compensation Committee is composed of at least three non-employee directors who are also "independent directors," as defined under the applicable corporate governance rules of NASDAQ, and operates pursuant to its charter. The Compensation Committee determines the compensation arrangements of our named executive officers and recommends to the Board for its consideration and approval, the aggregate amount of equity-based compensation for our other employees. The Compensation Committee seeks to ensure that our compensation policies and practices are consistent with our values and pay philosophy and support the successful recruitment, development and retention of executive talent who are focused on achieving our business objectives and optimizing our long-term financial returns to stockholders. Additional information regarding the Compensation Committee is contained in the section of this proxy statement entitled, "Board of Directors—Board Committees and Meetings—The Compensation Committee."
Role of Independent Compensation Consultant.    Since early 2006, the Compensation Committee has engaged an independent compensation consultant to assist the Compensation Committee in making compensation decisions with respect to the named executive officers. The Compensation Committee's current compensation consultant is Compensation & Benefits Solutions, LLC ("C&BS"). The compensation consultant reviews the Company's overall executive officer and director compensation in comparison to other comparably-sized public companies in industries similar to the Company's, helps the Compensation Committee identify the appropriate mix of compensation components for compensating our executive officers, and facilitates the Compensation Committee's determination of our executive officers' performance bonus payments. C&BS does not provide any other services to the Company or our management or have any other direct or indirect business relationships with us or our management. The Compensation Committee has assessed the independence of C&BS and concluded that its work does not raise any conflicts of interest.
Role of Chief Executive Officer in Compensation Decisions.    Our Chief Executive Officer confers with the chairman of the Compensation Committee in recommending for the Compensation Committee's approval the base salary compensation for the named executive officers other than himself. Our Chief Executive Officer also proposed recommendations to the Compensation Committee as to the performance of the named executive officers other than himself in meeting performance objectives for the qualitative portion of the 2015 performance bonus.
Meetings of Compensation Committee
The 2015 salary for our named executive officers were set by the Compensation Committee at its February 2015 meeting. The Compensation Committee discussed and approved the framework for the quantitative and qualitative performance bonus plan for DMC’s named executive officers at its February 2015 meeting and set and communicated to the named executive officers both the quantitative and qualitative metrics and objectives by which they will be measured.
In preparation for reviewing 2015 performance and setting 2016 compensation, the Compensation Committee met in November 2015 with C&BS to discuss the Company's compensation structure. Following the end of the fiscal year 2015 and availability of preliminary financial results for that year, the Compensation Committee at its February 2016 meeting reviewed the Company's 2015 financial performance compared to the quantitative performance thresholds required for bonus awards and determined the executive officers performance of the qualitative objectives. At that meeting the Compensation Committee made annual equity grants, 50% of the maximum award for which is performance vesting. At this meeting the Compensation Committee also discussed and determined the quantitative and qualitative metrics and objectives to be used to measure the named executive officers in 2016 under the annual performance plan. They met with our Chief Executive Officer to communicate these metrics and objectives and directed him to present this information to the other named executive officers.
The Compensation Committee reviewed and refined its philosophy on compensating our executive officers at each of the meetings at which it set compensation for 2015 and 2016. At the direction of the Compensation Committee, C&BS prepared various materials and analysis to assist the Compensation Committee in its review and determination of compensation for the named executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
We do not have any interlocking relationships between any director who currently serves or served during 2015 as a member of our Compensation Committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.
COMPENSATION COMMITTEE REPORT
The Compensation Committee of Dynamic Materials Corporation has reviewed and discussed the "Compensation Discussion and Analysis" for the 2015 fiscal year with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" be included in the Proxy Statement for the 2016 annual meeting of stockholders and incorporated by reference into the Company's annual report on Form 10-K for the year ended December 31, 2015.
Compensation Committee Members:
Robert A. Cohen, Chairman
James J. Ferris
Gerard Munera
COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion and Analysis describes our compensation practices and the executive compensation policies, decisions and actions of our Compensation Committee with respect to compensation earned during 2015 by our Chief Executive Officer, Chief Financial Officer and the Company’s other two executive officers. We call these four executives our named executive officers. We also describe the compensation set for 2016 for our named executive officers. Our named executive officers are:

Name	Position
Kevin T. Longe	Chief Executive Officer
Michael Kuta	Chief Financial Officer
Jeff Nicol	President and General Manager, NobelClad
Ian Grieves	President and General Manager, DynaEnergetics

Executive Summary
At our 2015 annual stockholders meeting, only 43% of the shares voted at that meeting approved of our executive compensation in a non-binding advisory vote. Over 50% voted against our executive compensation and nearly 7% abstained from the 2015 vote. At our 2014 annual stockholders meeting, 68% of the shares voted at the meeting approved of our executive compensation, with almost 30% voting against the compensation. Our Compensation Committee takes the results of these votes very seriously and has adjusted our executive compensation system in response to our stockholders’ advisory vote.
During 2015 we experienced challenging conditions in our core energy markets as a result of low oil prices and reduced drilling levels, resulting in lower revenue and profitability. This year, our Compensation Committee has tried to balance stockholder concerns about past years’ executive compensation with a level and structure of executive compensation that is appropriate given the current challenging economic environment faced by DMC. The Compensation Committee is especially committed in making compensation decisions that will (1) protect long-term stockholder value in the Company and (2) position the Company for future growth opportunities when the economic environment improves.
We take stockholder feedback very seriously. Over the past two years our management and members of our board have reached out to some of our significant institutional stockholders to discuss their concerns with our executive compensation practices in relation to the Company’s performance. In addition to those conversations focused on executive compensation, during 2014 and 2015, our management similarly conducted 60 and 95 meetings, respectively, with current and prospective institutional stockholders.
Recent Compensation Actions
We took various actions impacting named executive officer compensation following the 2015 “say-on-pay” vote, as follows:

•	In 2015, our Board adopted a compensation claw-back policy. This is in addition to our anti-pledging and hedging policy adopted in 2014.

•	Base salaries of key employees (including those of all of our named executive officers) were kept at 2014 levels, representing two consecutive years with no salary increases.

•
To focus on improving the working capital cash cycle for NobelClad and DynaEnergetics, the Compensation Committee added a bonus multiplier of -10% to +10% for the quantitative portion of the 2016 incentive bonus payable to the named executive officer heads of those two businesses based on improving the working capital cash cycle.

•
To preserve cash for the Company, the Compensation Committee and our named executive officers have agreed that the annual performance bonus for 2015 normally payable in cash will be paid in shares of restricted stock having an equal value to the cash award and vesting in equal annual installments over the three years following the date of issuance. As there are insufficient number of shares currently under our Stock Incentive Plan to cover the bonuses for all four named executive officers, share awards have been initially granted only to Messrs. Nicol and Grieves. The grant to Messrs. Longe and Kuta are subject to stockholder approval of Proposal 3 to increase the number of shares of stock available under our Stock Incentive Plan.

•
Pursuant to our annual incentive plan’s matrix of performance objectives, the amount of the quantitative portion of the performance bonus increases proportionately by the increase of Adjusted EBITDA above the maximum revenue amount (to a limit of 180% of target). The Compensation Committee added a minimum percentage of Adjusted EBITDA to revenue requirement that must be satisfied in order to continue to increase one’s quantitative bonus when the maximum revenue amount has been exceeded. This ensures that bonus compensation is paid for increased revenues only if a minimum margin is earned on the additional revenue.

•
Given the current low price of DMC stock, the Compensation Committee made long-term equity awards based on the number of shares awarded last year rather than based on the dollar values equivalent to awards made over the past few years. This results in less dilution to the Company’s shareholders.

In addition, the level of overall compensation to our named executive officers for 2015 reflects the use of performance-linked awards that we adopted in previous years and the effects of the past year’s financial performance of the Company. In particular, we note the following:

•
Achievement of quantitative objectives counts for 70% of our annual performance bonus plan payments for executives. In 2015, no quantitative bonuses were paid as the threshold levels of performance (measured by revenue and Adjusted EBITDA) were not achieved for the year.

•
The qualitative objectives count for 30% of the annual performance bonus plan for our named executive officers. The qualitative portion of our annual incentives paid out at 125% of target to our CEO and two other of our named executive officers and at 180% to the fourth named executive officer, which were based on achievement of specific qualitative objectives communicated to our named executive officers at the beginning of the year. This compares to a pay out at 169% of target to our CEO for the qualitative portion of our 2014 annual incentive bonuses and between 100% and 150% of target for our other 2014 named executive officers.

•
As a result of our focus on pay-for-performance and awarding annual bonuses in stock rather than cash, the total cash compensation to our Chief Executive Officer for 2015 was only 60% of the cash compensation paid to him for 2014. The total cash compensation paid to our four executive officers as a group for 2015 was only 67% of the cash compensation paid to the group for 2014.

•
We have continued to make long-term restricted stock awards: 50% are time-based awards and 50% are performance-based stock awards that become payable on the third anniversary if and only to the extent of satisfaction of certain performance tests with the possibility that none of these 50% performance-vesting shares ever vests.

Governance Highlights
We seek to promote good governance and best practices in compensation. In particular:

•	With the exception of our Chief Executive Officer, we do not provide employment agreements to our named executive officers.

•	We do not provide Section 280G or any other tax gross-ups to our named executive officers.

•	We do not provide or contribute to any SERP or retirement programs.

•	Perquisites are kept at de minimis levels and do not play a significant role in our compensation program.

•	We conduct an annual risk assessment to track whether our compensation pay programs in any way incentivize inappropriate risk taking.

•	We maintain rigorous stock ownership guidelines.

•
Our compensation programs are a balanced portfolio of short-term vs. long-term, cash vs. equity and fixed vs. variable compensation, with the emphasis being on variable long-term compensation that is aligned with stockholder interests.

•	We maintain an independent Compensation Committee and have retained an independent compensation consultant.
In addition and as described in more detail throughout this proxy statement, we have made important changes in the past three years to promote good governance and best practices. In particular, we:

•
Revised our Annual Incentive Plan as of 2013 so that annual cash incentive payments are now tied to achievement of specific financial and individual performance objectives that are challenging and communicated to our named executive officers at the beginning of the year (compared to our 2012 and prior years practice of discretionary awards and a performance plan tied to net income but with no hurdles for a minimum award).

•
Revised our Long-Term Incentive Plan as of 2014 to payout 50% in time-based restricted shares, and 50% in performance-based restricted shares whose vesting is tied to the achievement of specific performance objectives (compared to our prior practice of 100% time-based restricted stock).

•	Adopted a compensation clawback policy in 2015 in advance of final Dodd-Frank rules.

•	At the end of 2014, revised our peer group to be better aligned with the size of our Company.

•	Adopted anti-pledging and hedging policies in 2014.
Philosophy and Objectives of Our Executive Compensation Program
Our compensation philosophy is to: (i) provide a compensation program that attracts, motivates, and retains high-caliber leadership talent; (ii) offer compensation opportunities that are competitive with those provided by other comparable U.S. public companies as determined by our market research; (iii) create incentive compensation opportunities that emphasize the importance of achieving both short-term performance measures (i.e., annual) and long-term strategic goals; and (iv) sponsor performance pay programs that are linked to stockholder value. The primary elements of our executive compensation program include base salary, an annual performance bonus based on achievement of quantitative and qualitative objectives and equity grants of restricted stock or, for non-U.S. officers, restricted stock units.
Below is a brief summary of the objectives of our executive compensation program:
1.Linkage to Performance.    Our executive compensation program is designed to link executive compensation to the Company’s performance as well as the individual executive’s performance. A sizable portion of each named executive officer’s total compensation package is linked to accomplishing specific and measurable goals. Our philosophy on annual and long-term incentive compensation is that it should vary with our performance, relative to budgets, goals and expectations. For 2015, the Compensation Committee used Adjusted EBITDA and revenue as the minimum, target and maximum performance measures for the award of the quantitative portion of performance bonuses. We continued to use revenue and Adjusted EBITDA as the performance metrics for the 2016 quantitative portion of our bonus program, but set new amounts as the 2016 threshold, target and maximum objectives.
We believe that the interests of our named executive officers should be closely aligned with those of our stockholders. We have historically granted shares of restricted stock to our executive officers to reinforce a long-term focus on delivering value to stockholders. The Compensation Committee believes that our performance bonuses and equity awards provide compensation opportunities that are driven by the Company’s performance. Our equity awards are performance based because they take into account the increase or decrease in the trading price of our common stock over a period of years and encourage our executive officers to focus on increasing stockholder value. To tie our equity awards even more directly to our performance, the Compensation Committee adopted new vesting criteria for our 2014 and 2015 restricted stock equity awards to our named executive officers, providing that the vesting of 50% of the maximum amount is tied to performance objectives (achieving Adjusted EBITDA targets and the total return to our stockholders compared to the total stockholder return of our peer group).
2.    Meaningful Ownership Guidelines.    Our Compensation Committee and Board strongly believe that the best way to strengthen the link between our named executive officers and our stockholders is to encourage our executive officers to own a significant amount of our common stock. After a five-year phase-in period, our Chief Executive Officer is expected to hold common stock with a value that is at least five times his base salary. After a three-year phase-in period, each of our other named executive officers is expected to hold common stock equal to the aggregate number of shares awarded to such officer over the preceding three-year period, less the amount of stock equal in value to the taxes paid on such stock award.
3.    Appropriate Pay Mix.    We strive for a pay mix that reflects our compensation philosophy and performance-based compensation culture. A high proportion of total pay of our named executive officers is based on performance bonuses and equity awards that tie compensation to the Company’s performance as well as the performance of the executive. Approximately two-thirds or more of the total compensation package of our Chief Executive Officer and one-half or more of the total compensation packages of our other named executive officers is intended to be delivered through non-salary, short-term and long-term incentives.
4.    Market-Based Compensation Levels.    We operate in a competitive business environment; therefore, our compensation program is intended to support our goal of attracting and retaining highly talented executives. We believe our named executive officers should be compensated relative to the market median of comparable companies and consistent with the Company’s performance.
Since 2006, we have annually compared the compensation of our named executive officers to market data gathered by our compensation consultant to help establish compensation levels for each executive. See "Peer Group Research/Benchmarking" below. We selected median as the targeted level of compensation as we do not intend to pay compensation at levels significantly below or above the midpoint of our competitive market, taking into account the Company’s performance compared to that of the peer group. In comparing actual total direct compensation paid to our named executive officers for 2014 against the actual median of our peer group for the same year, we note that our compensation was within the median range of the peer group.
5.     Limited Employment Agreements and Severance Protection.  We entered into a new employment agreement with Mr. Longe in connection with him assuming his role as our Chief Executive Officer in 2013. As part of our compensation package when we hired Mr. Kuta in 2014 we agreed to make a severance payment in the event of a subsequent change of control. We do not have agreements with the other named executive officers. The primary purpose of Mr. Longe’s agreement is to set forth with clarity the terms and conditions of his employment, to protect us from certain business risks (e.g., disclosure of trade secrets and improper competitive conduct), and to specify our right to terminate the employment relationship under various conditions. The employment agreement also protects Mr. Longe from certain risks, including termination of employment without cause or following certain conditions after a change in control of the Company. A summary of the provisions of the agreements for Messrs. Longe and Kuta can be found below under "Employment Agreements."
Peer Group Research/Benchmarking
The Compensation Committee directed its compensation consultant to review the Company’s peer group used for 2013 compensation and to propose a group that better met the current size, extent of global operations and industry of the Company. This research gathered by both consultants focused on all aspects of compensation for our named executive officers. The research included identifying compensation levels by executive position, with a break-out by salary, bonus and equity grants. Among other things, the research also identified the proportion of total pay that is based on performance as well as the compensation for various executive officer positions relative to one another. The research compared the Company’s historic levels of executive compensation to that of the median and mean of comparator groups.
2014 Compensation-New 2014 Peer Group.  For 2014 compensation decisions, in late 2013 the Compensation Committee’s compensation consultant researched public companies in industrial machinery and oilfield products and services industries with comparable annual revenues (ranging from $107 million to $526 million, and a median of $249 million) and market capitalization (ranging from $91 million to $1.1 billion, and a median of $303 million to construct an appropriate peer group, a number of companies of which were in DMC’s previous peer group. In November 2013, the Compensation Committee approved the following 18-company peer group: Ampco-Pittsburgh Corporation, Cal Drive International, Inc., Core Molding Technologies, Inc., Electro Scientific Industries Inc., Flow International Corporation, The Gorman Rupp Company, Graham Corporation, Hurco Companies, Inc., Kaydon Corporation, The L.S. Starrett Company, Lydall, Inc., MFRI, Inc., NN, Inc., PMFG, Inc., Rudolph Technologies, Inc., Sun Hydraulics Corporation; Tesco Corporation and Ultratech, Inc.
2015 Compensation - Adjustment to 2014 Peer Group. For 2015 compensation decisions, in late 2014 the Compensation Committee’s compensation consultant reviewed the Company peer group and recommended excluding from the peer group Flow International and Kaydon Corporation, as they have been acquired and are no longer public companies, and Gorman-Rupp Co., because its named executive officer group includes founding family members with high equity ownership in that company that lead to compensation levels that are inconsistent with normal public company practices. The Compensation Committee approved this adjusted 15-company peer group.

2016 Compensation - No Adjustment to 2015 Peer Group. For 2016 compensation decisions, in late 2015 the Compensation Committee’s compensation consultant reviewed with the Compensation Committee the Company’s peer group used in 2015. The Compensation Committee discussed the companies used in the peer group and determined not to make any changes this year in the existing 15-company peer group.
Primary Elements of Our Executive Compensation Program
Our philosophy regarding each element of our executive compensation program is as follows:
1. Base salary is what we pay our named executive officers for their efforts for doing their job, given their scope of responsibility and their accountability for results that impact our success;
2. An annual performance bonus is what we pay our named executive officers for the results of their efforts, 70% of which is based on the achievement of quantitative performance objectives and 30% of which is based on performance of qualitative objectives established by the Compensation Committee; and
3. Long-term equity incentive compensation is what we pay executives as forward looking incentives to promote long-term results for their efforts, for growing the value of the enterprise, and for enhancing value for our stockholders.
Base Salary.    When establishing base salaries for our named executive officers, the Compensation Committee considers compensation paid for similar positions at peer companies included in compensation surveys. See “Peer Group Research/Benchmarking” above. Using this information, it establishes salary guidelines that reflect the responsibilities of the executive in relation to similar positions in comparable companies. The Compensation Committee annually considers the named executive officer’s performance against certain corporate objectives, such as successful execution of our strategies; comparisons of budgeted amounts to actual amounts; and our overall profitability. Other factors, such as specific job responsibilities, length of time in their current position, and the potential for future advancement influence the Compensation Committee’s final determination of salaries for the named executive officers. When we hire new executives, we also base initial salary compensation on market data of compensation packages for similarly talented executives and the compensation necessary to cause the desired executives to leave their current employment and join the Company. If an executive recruiting professional is used, the Compensation Committee often will consult with the recruiter as to the salary necessary to secure the employment of the executive. In light of the more difficult economic environment in the oil and gas industry, one of the Company’s key markets, management imposed a salary freeze on the top 20% of the Company’s salaried employees. The Compensation Committee agreed that the named executive officers should not receive any salary increase for 2015 or 2016.
Annual Performance Bonus.    We provide annual performance bonus awards for our named executive officers to promote individual performance in meeting or exceeding objectives contained in the Company’s strategy. In 2013 we adopted, and have continued for 2014, 2015 and 2016, an annual performance bonus plan, which is based 70% on quantitative measures and 30% on qualitative measures. The plan allows for payments between 0% (threshold) and 180% (maximum) of the target amount, which is a specified percentage of the named executive officer’s base salary. The target amount ranges from 100% of base salary of our Chief Executive Officer and 40% to 60% of base salary for our other named executive officers. This strategy and the performance objectives are updated and reviewed annually. Our objectives consist of operating, strategic, and financial goals that are considered critical to our fundamental long-term goal of building stockholder value.
At the start of each fiscal year, the Compensation Committee reviews and approves our quantitative performance metrics for the named executive officers. These quantitative performance objectives are also used for performance bonuses for officers and employees other than the named executive officers. The qualitative measures, which are also established at the first of the year, differ based on the role and responsibilities of the respective named executive officer. For 2015, these measures included reducing operational and financial inefficiencies, preserving cash, strengthening leadership teams and other similar objectives. After the end of the fiscal year, the quantitative portion of the performance bonus is determined based upon achievement of the financial or quantitative objectives. The Compensation Committee also determines the amount to award as a qualitative bonus based on the performance of each named executive officer in meeting these qualitative performance objectives. Awards are paid in cash following such determinations.
The quantitative performance metrics used for 2013, 2014 and 2015 are a combination of annual revenue and Adjusted EBITDA of the Company on a consolidated basis for Messrs. Longe and Kuta. For Messrs. Nicol and Grieves, the quantitative portion of their annual incentive bonus is tied to a combination of revenues and Adjusted EBITDA for the respective business segments that they manage.
The quantitative portion of the annual incentive bonus is based on a matrix of revenue and Adjusted EBITDA. The matrix specifies the minimum amount of both annual revenue and Adjusted EBITDA that the Company must achieve as a threshold before any bonus will be paid as well as a sliding scale using a combination of revenue and Adjusted EBITDA with target and maximum bonus amounts. The matrix sliding scale provides that the amount of bonus payable for achieving a specified amount of Adjusted

EBITDA above the threshold increases if the amount of revenue is more and decreases if the revenue is less. In 2015 for Messrs. Longe and Kuta to have earned any quantitative portion of the annual incentive bonus, the Company would have had to achieve revenue and Adjusted EBITDA greater than the minimum thresholds of $190.0 million and $25.5 million, respectively. To earn the target amount of incentive bonus (100% of the target bonus) in 2015, the Company would have had to have achieved Adjusted EBITDA of at least $38.0 million in combination with revenue of $230.0 million. To achieve the maximum amount of incentive bonus (180% of target bonus) in 2015, the Company would have had to achieve Adjusted EBITDA of at least $60.5 million in combination with revenue of at least $280.0 million.
In 2015, for Mr. Nicol to have earned any quantitative portion of the annual incentive bonus, NobelClad would have had to achieve revenue and Adjusted EBITDA greater than the minimum respective thresholds of $95.0 million and $14.5 million. NobelClad would have had to achieve a combination of revenue and Adjusted EBITDA of $115.0 million and $22.0 million for him to earn the target bonus (100% of target), and would have had to achieve a combination of revenue and Adjusted EBITDA of $140.0 million and $34.5 million for him to earn the maximum bonus (180% of target). In 2015, for Mr. Grieves to have earned any quantitative portion of the annual incentive bonus, DynaEnergetics would have had to achieve revenues and Adjusted EBITDA greater than the minimum respective thresholds of $95.0 million and $18.0 million. DynaEnergetics would have had to achieve a combination of revenue and Adjusted EBITDA of $115.0 million and $23.0 million for him to earn the target bonus ($100% of target) and would have had to achieve a combination of revenue and Adjusted EBITDA of $140.0 million and $33.0 million for him to earn the maximum bonus (180% of target).
The Compensation Committee established the 2015 threshold, target and maximum objectives for the quantitative portion of the annual incentive bonus in early 2015 after reviewing substantially final 2014 revenue and Adjusted EBITDA performance data for the Company. The Compensation Committee set the 2015 performance objectives at amounts that were greater than those achieved by the Company, NobelClad and DynaEnergetics in 2014 to incentivize management to achieve improved financial performance. As noted above, no bonuses for the quantitative portion of the annual incentive bonus program were awarded to the named executive officers as none of the Company, NobelClad or DynaEnergetics achieved the threshold combination of Adjusted EBITDA and revenues specified for 2015.
In February 2016, the Compensation Committee reviewed substantially final 2015 revenue and Adjusted EBITDA performance data for the Company. Based on this review, the Compensation Committee set the matrix for the quantitative portion of the annual incentive bonus with the 2016 threshold levels at levels greater than those actually achieved by the Company and NobelClad in 2015. Given the current depressed state of the oil and gas industry, the DynaEnergetics’ threshold revenue level is slightly less than what it actually achieved in 2015, but the threshold Adjusted EBITDA level is significantly greater than what it achieved in 2015. The Compensation Committee believes the threshold levels are reasonable to be achieved given the current economic climate for the Company and believes that the target and maximum levels represent levels for which management should be rewarded if these financial objectives are reached. As pursuant to the performance matrix the amount of the quantitative portion of the performance bonus increases proportionately by the increase of Adjusted EBITDA above the maximum revenue amount (to a limit of 180% of target), in 2016 the Compensation Committee added a minimum percentage of Adjusted EBITDA to revenue requirement that must be satisfied in order to continue to increase one’s quantitative bonus when the maximum revenue amount has been exceeded.
For the quantitative portion of their incentive bonus that may be awarded to Messrs. Nicol and Grieves, the Compensation Committee also provided a bonus multiplier of +/- 10% (but not to increase payment beyond the 180% maximum of the potential bonus). The multiplier is based on the number of days by which NobelClad (in the case of Mr. Nicol) or DynaEnergetics (in the case of Mr. Grieves) increases or decreases its average working capital cash collection cycle during 2016 from the targets established by management.
Long-Term Equity Incentives.    We currently provide long-term incentive awards to our named executive officers through our Stock Incentive Plan. The purpose of the Stock Incentive Plan is to enable us to attract, retain and motivate our named executive officers and to align a significant portion of executive compensation with the long-term interests of our stockholders. While the Stock Incentive Plan permits a broad range of types of equity grants, in the past several years we have only made awards in the form of restricted stock grants. We have used restricted stock grants typically to retain the executive over a long time-frame and further strengthen the link between the named executive officer’s compensation and the goal of building long-term value for stockholders. To the extent that dividends are declared and paid by the Company, any such dividends are paid on shares of restricted stock held by our named executive officers both prior to and after their vesting dates.
In 2014, the Compensation Committee changed the vesting of our restricted stock awards to named executive officers to be 50% based on achievement of performance objectives and 50% based upon time passage. Under this new vesting schedule, which has continued for 2015 and 2016, one-quarter of the shares vest on each of the first and second anniversaries of the grant date. On the third anniversary, all or a portion of the remaining one-half of the shares will vest on the third anniversary of the grant date based on a formula that takes into account the Company’s achievement of Adjusted EBITDA against pre-established two-year performance goals and the two-year relative total return to the Company’s stockholders in comparison to the total stockholder return of the Company’s peer group of public companies. Under this performance formula, the target opportunity is 25% of the total restricted stock award. Named executive officers can earn 0% or up to 200% of performance-based shares target based on a combination of achievement of Adjusted EBITDA and relative total shareholder return performance. The named executive officers will earn a lower or greater proportion of the target opportunity based upon the net percentage by which actual Adjusted EBITDA is less than or greater than the target Adjusted EBITDA and total stockholder return are less than or exceed the total stockholder return of the peer group total stockholder return. For example, the target amount would be earned if (w) the two-year Adjusted EBITDA equals the pre-established two-year Adjusted EBITDA performance goal and (x) the Company’s total annual stockholder return on the Company’s stock equals the average total stockholder return for the stock of the Company’s peer group. As a similar example, the target amount would be earned if (y) the two-year Adjusted EBITDA exceeds the pre-established two-year Adjusted EBITDA performance goal by 10% and (z) the Company’s total annual stockholder return on the Company’s stock was 10% below the average total stockholder return for the stock of the Company’s peer group.
For 2015 performance-based awards, the Compensation Committee approved $37.0 million as target for the average  Adjusted EBITDA over the next two years (2015 and 2016). For 2016 performance-based awards the two-year average Adjusted EBITDA amount target is $33.0 million.
Compensation Decisions for Our Named Executive Officers
Compensation of Chief Executive Officer.
Base Salary. For 2015, Mr. Longe’s annual base salary was $440,750, which was the same amount as in 2014. His base salary did not increase for 2016.
Performance Bonus. The total performance bonus payable to Mr. Longe for 2015 is $165,000, comprised solely of the qualitative bonus as the threshold for the quantitative bonus was not achieved. This reflects an approximately 125% (out of a maximum 180%) award of the 30% qualitative portion of his target incentive bonus. In early 2015, the Compensation Committee determined and discussed with Mr. Longe the qualitative leadership objectives on which it would measure his performance as Chief Executive Officer. In February 2016, the Compensation Committee determined the amount of this qualitative performance bonus based on Mr. Longe’s achievement of these important non-quantitative corporate goals, including successfully implementing a restructuring plan that reduces operating costs, improving DMC operations and strengthening the leadership team, all of which improve the long-term prospects of the Company. For 2015, this bonus is payable in restricted stock vesting over three years.
Mr. Longe is eligible for a 2016 total bonus opportunity in a target amount up to 100% of his base salary (maximum amount of 180% of base salary).
Long-Term Incentives. We granted Mr. Longe a maximum restricted stock award of 40,000 shares effective February 19, 2015. We also granted Mr. Longe a maximum restricted stock award of 40,000 shares effective February 18, 2016 on the same vesting schedule. These shares of restricted stock in both grants are scheduled to vest 50% based on achievement of certain financial performance objectives and 50% based on the passage of time, as described above. The Compensation Committee determined the size of the award taking into account market data from Company’s peer group for chief executive officers and that a substantial portion of the award was at-risk with the new performance vesting.
Compensation of the Other Named Executive Officers.
Michael L. Kuta - Chief Financial Officer
Base Salary. For 2015 Mr. Kuta’s annual base salary was $275,000, which was the same amount as in 2014. His base salary did not increase for 2016.
Performance Bonus. We will pay Mr. Kuta a performance bonus of $89,000 for 2015, comprised solely of the qualitative bonus as the threshold for the quantitative bonus was not achieved. This reflects the maximum 180% potential award of the 30% qualitative portion of his target incentive bonus $165,000 (60% of his base salary). In early 2015, the Compensation Committee, in consultation with Mr. Longe, determined the qualitative objectives on which it would measure Mr. Kuta’s performance in furthering the strategy of the Company. In February 2016, the Compensation Committee determined the amount of this qualitative performance bonus based upon the recommendations of Mr. Longe and on how well the Committee believed Mr. Kuta achieved these important non-objective corporate goals, including clarifying roles and responsibilities within the financial reporting team and implementing new processes and greater discipline around such processes that improved the timeliness and reliability of the Company’s financial statements. The Compensation Committee noted that these significant accomplishments were achieved at a time of difficulty for the Company given the current economic environment. For 2015, this bonus is payable in restricted stock vesting over three years.
Mr. Kuta is eligible for a 2016 total bonus opportunity in a target amount up to 60% of his base salary (maximum amount of 108% of base salary).

Long-Term Incentives. We granted Mr. Kuta a maximum restricted stock award of 10,667 shares effective February 19, 2015. We also granted him a maximum restricted stock award of 16,000 shares effective February 18, 2016. These shares of restricted stock in both grants are scheduled to vest 50% based on achievement of certain financial performance objectives and 50% based on the passage of time, as described above. The Compensation Committee determined the size of the awards taking into account Mr. Kuta’s position within the Company’s senior leadership group, market data from Company’s peer group and that a substantial portion of the award was at-risk with the new performance vesting.
Jeff Nicol - President and General Manager, NobelClad.
Base Salary.    For 2015, Mr. Nicol’s base salary was $226,013, which was the same amount as in 2014. His base salary did not increase for 2016.
Performance Bonus.    We paid Mr. Nicol a total bonus of $33,000 for his performance in 2015, comprised solely of the qualitative bonus as the threshold for the quantitative bonus was not achieved. This reflects an approximately 125% (out of a maximum 180%) award of the 30% qualitative portion of his target incentive bonus of $90,405 (40% of his base salary). In early 2015, the Compensation Committee, in consultation with Mr. Longe, determined the qualitative objectives on which it would measure Mr. Nicol’s performance in furthering the strategy of the Company and its NobelClad business. In February 2016, the Compensation Committee determined the amount of this qualitative performance bonus based upon the recommendations of Mr. Longe and on how well the Committee believed Mr. Nicol achieved these important non-objective corporate goals, including successful implementation of NobelClad’s European restructuring to consolidate the European manufacturing footprint in Europe which should bring greater capacity at lower cost, implementing revenue growth initiatives for NobelClad and strengthening its marketing and sales organization. For 2015, this bonus is payable in restricted stock vesting over three years.
Mr. Nicol is eligible for a 2016 total bonus opportunity in a target amount up to 40% of his base salary (maximum amount of 72% of base salary).
Long-Term Incentives.  We granted Mr. Nicol a maximum restricted stock award of 10,667 shares effective February 19, 2015, 50% of which are performance vesting as described above. We also granted Mr. Nicol a maximum restricted stock award of 10,667 shares effective February 18, 2016 on the same vesting schedule. The Compensation Committee determined the size of both awards taking into account Mr. Nicol’s position within the Company’s senior leadership group, the importance of NobelClad to the Company’s generation of cash, market data from Company’s peer group and that a substantial portion of the award was at-risk with the new performance vesting.
Ian Grieves - President and General Manager, DynaEnergetics.
Base Salary.    Mr. Grieves’ base salary in 2015 was €205,000 ($227,571 based on an average exchange rate for 2015), which was the same amount as in 2014. His base salary did not increase for 2016.
Performance Bonus.    The total performance bonus paid to Mr. Grieves for 2015 was $34,000, comprised solely of a qualitative bonus as the threshold for the quantitative bonus was not achieved. This reflects an approximately 125% (out of a maximum 180%) award of the 30% qualitative portion of his target incentive bonus of €82,000 (40% of his base salary). In early 2015, the Compensation Committee, in consultation with Mr. Longe, determined the qualitative objectives on which it would measure Mr. Grieves’ performance in furthering the strategy of the Company and its DynaEnergetics business. In February 2016, the Compensation Committee determined the amount of this qualitative performance bonus based upon the recommendations of Mr. Longe and on how well the Committee believed Mr. Grieves achieved these important non-objective corporate goals, including the significant strengthening of the DynaEnergetics business model and strategy, improving his group’s research and development efforts and results and streamlining DynaEnergetics’ North American distribution network. For 2015, this bonus is payable in restricted stock vesting over three years.
Mr. Grieves is eligible for a 2016 total bonus opportunity in a target amount up to 40% of his base salary (maximum amount of 72% of base salary).
Long-Term Incentives.    We granted Mr. Grieves a maximum restricted stock award of 10,667 shares effective February 19, 2015, 50% of which are performance vesting as described above. We also granted Mr. Grieves a maximum restricted stock award of 10,667 shares effective February 18, 2016 on the same vesting schedule. The Compensation Committee determined the size of the award taking into account Mr. Grieves’ position within the Company’s senior leadership group, and the continued importance of DynaEnergetics to the Company’s long-term growth plans, market data from Company’s peer group and that a substantial portion of the award was at-risk with the new performance vesting.
Impact of Regulatory Requirements
Income Tax Considerations.    Under Section 162(m) of the Internal Revenue Code, unless various conditions are met that enable compensation to qualify as "performance-based," the annual compensation paid to our Chief Executive Officer and Chief

Financial Officer (as well as to Messrs. Nicol and Grieves for any fiscal year if the Compensation Committee includes them under the plan at the first of such fiscal year) who are covered employees will be tax-deductible only to the extent that it does not exceed $1,000,000. The 2006 Stock Incentive Plan as well as the Performance Based Plan have been designed to permit the Compensation Committee to grant awards that may qualify as performance-based compensation for purposes of Section 162(m) of the Code provided certain other requirements are met. The Compensation Committee generally intends that compensation paid by us will be tax-deductible. However, it may choose to pay nondeductible compensation if it deems it necessary or desirable to attract, retain and reward the executive talent necessary for our success. For example, restricted stock awards that include time-based vesting do not satisfy the conditions of Section 162(m) of the Code for qualifying performance-based compensation.
Accounting Considerations.    We are required to treat stock options and restricted stock as an expense under FASB ASC Topic 718, "Share-Based Payments." The Compensation Committee takes this requirement into account in setting the awards under the 2006 Stock Incentive Plan and the vesting schedule that attaches to those awards.
Adoption of Anti-Pledging Policy
In February 2014, our Board adopted a policy prohibiting our officers and directors from pledging shares of the Company’s stock.
Adoption of Compensation Clawback Policy
In August 2015, the Board adopted a policy to clawback certain executive compensation in the event of an accounting restatement resulting from a material noncompliance with financial reporting requirements under the Federal securities laws. The policy covers all of the Company’s current and future named executive officers and applies to incentive compensation paid by the Company (annual bonuses and other short- and long-term incentives, restricted stock and other equity awards). If DMC is required to prepare an accounting restatement of its financial statements due to its material noncompliance with any financial reporting requirements, the named executive officers shall be required to reimburse or forfeit any incentive compensation during the period to which the restatement applies. The amount to be recovered, as determined by the Compensation Committee, will be the amount by which the incentive compensation actually paid to the named executive officer based on the erroneous data is greater than the incentive compensation that would have been paid to the named executive officer had it been based on the restated results.

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2015

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Kevin T. Longe	2015	$440,750	$—	$452,400	$—	$27,364	(2)	$920,514
Chief Executive Officer	2014	$440,750	$—	$675,000	$293,980	$48,667	(2)	$1,458,397
	2013	$416,667	$—	$510,300	$230,000	$132,726	(2)	$1,289,693

Michael Kuta (3)	2015	$275,000	$—	$191,018	$—	$32,927	(4)	$498,945
Chief Financial Officer	2014	$206,250	$—	$190,400	$123,750	$49,080	(4)	$569,480

Jeff Nicol	2015	$226,013	$—	$120,655	$—	$20,248	(5)	$366,916
President and General	2014	$226,013	$—	$180,023	$40,682	$21,909	(5)	$468,627
Manager, NobelClad	2013	$215,200	$—	$124,000	$65,006	$22,362	(5)	$426,568

Ian Grieves	2015	$227,571	$—	$120,655	$—	$18,858	(6)	$367,084
President and General	2014	$272,445	$—	$180,023	$137,530	$22,558	(6)	$612,556
Manager, DynaEnergetics	2013	$264,714	$—	$62,520	$57,240	$24,498	(6)	$408,972

(1)
Amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used to determine the amounts in this column are the same as those used in the valuation of compensation expense for our audited financial statements. This column was prepared assuming none of the awards will be forfeited. The grant date fair values of restricted stock awards were based on the market price of our stock on the grant dates. One-half of the restricted stock awards granted in 2015 and 2014 are performance-based. For additional information about these restricted stock awards, refer to Note 4 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015.

As described in "Compensation Discussion and Analysis," our named executive officers have agreed that the annual performance bonus for 2015 that were to be paid in cash in February 2016 will be paid in shares of restricted stock having an equal value to the cash award and vesting one-third on each of the anniversary dates. The amounts for Messrs. Longe and Kuta were $165,000 (25,984 shares) and $89,000 (14,016 shares), respectively, and will be paid in shares of restricted stock from our 2006 Equity Incentive Plan upon stockholder approval of the amendment to that plan to increase the number of shares available for issuance. The amounts for Messrs. Nicol and Grieves were $33,000 and $34,000, respectively, and were paid by the issuance of 5,197 shares and 5,354 shares, respectively, on February 18, 2016. Pursuant to FASB ASC Topic 718, these shares issued in 2016 are not included in the above table, but will be included in the 2016 table under the Stock Awards column.

(2)
Includes housing and relocation expenses ($6,956 in 2014 and $97,775 in 2013), expenses relating to a company-leased automobile that was provided to Mr. Longe ($15,040 in 2015, $20,782 in 2014, and $19,751 in 2013), matching contributions under the company's 401(k) plan ($10,600 in 2015, $10,400 in 2014, and $10,200 in 2013), life insurance premium payments ($1,724 in 2015 and $5,634 in 2014), and reimbursement of professional fees for financial planning advisory services ($4,895 in 2014 and $5,000 in 2013). Automobile expenses include monthly lease payments and all operating expenses (gas, maintenance, insurance, etc.).

(3)	Mr. Kuta commenced employment with the Company on March 31, 2014 as our Chief Financial Officer.

(4)
Includes housing and relocation expenses ($37,921 in 2014), expenses relating to a company-leased automobile that was provided to Mr. Kuta ($11,163 in 2015 and $11,159 in 2014), and matching contributions under the company's 401(k) plan ($10,600 in 2015). Automobile expenses include monthly lease payments and all operating expenses (gas, maintenance, insurance, etc.).

(5)
Includes expenses relating to a company-leased automobile that was provided to Mr. Nicol ($9,648 in 2015, $11,509 in 2014, and $12,162 in 2013) and matching contributions under the company's 401(k) plan ($10,600 in 2015, $10,400 in 2014, and $10,200 in 2013). Automobile expenses include monthly lease payments and all operating expenses (gas, maintenance, insurance, etc.).

(6)
Includes expenses relating to a company-leased automobile that was provided to Mr. Grieves ($12,016 in 2015, $14,385 in 2014, and $16,530 in 2013), company contributions to pension plan ($6,439 in 2015, $8,173 in 2014, and $7,968 in 2013), and statutory holiday pay ($404 in 2015). Automobile expenses include monthly lease payments and all operating expenses (gas, maintenance, insurance, etc.). Mr. Grieves's compensation is paid to him in Euros. All amounts included in this and other tables are described in U.S. dollars and were converted using an average exchange rate for 2015 of 1.1101.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR-END 2015

					Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(2)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards($)(1)			Non-Performance Based Awards	Performance-Based Awards			All Other Stock Awards (#)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date	Threshold	Target	Maximum		Threshold	Target	Maximum
Kevin T. Longe (4)	N/A	$—	$440,750	$793,350
Restricted Stock	2/19/2015				20,000	—	10,000	20,000	—	$452,400

Michael Kuta (4)	N/A	$—	$165,000	$297,000
Restricted Stock	2/19/2015				10,000	—	2,667	5,333	—	$191,018

Jeff Nicol (4)	N/A	$—	$90,405	$162,729
Restricted Stock	2/19/2015				5,334	—	2,667	5,333	—	$120,655

Ian Grieves (4)	N/A	$—	$91,028	$163,851
Restricted Stock	2/19/2015				5,334	—	2,667	5,333	—	$120,655

(1)
Actual amounts paid pursuant to our non-equity incentive plan are reported in the non-equity incentive plan column of the Summary Compensation Table. With respect to Messrs. Longe, Kuta, Nicol and Grieves, these numbers represent threshold, target and maximum amounts that could have been earned under our annual performance bonus plan, which is based 70% on quantitative measures and 30% on qualitative measures, and allows for payments between 0% (threshold) and 180% (maximum) of the target amount, which is a specified percentage of base salary. At the time these measures are set and communicated to our named executive officers, they are substantially uncertain.

(2)
Awards granted to all named executive officers were in the form of shares of restricted stock awards or units granted under the 2006 Stock Incentive Plan. 50% of the equity incentive plan awards received by the named executive officers are performance-based awards and the remaining 50% of the equity incentive plan awards are non-performance based awards. The vesting schedule of the non-performance based awards is 50% vest on each of the first two anniversary dates. The performance-based awards vest on the third anniversary date based upon the achievement of certain financial performance objectives. The target award for these performance-based awards is 50% of the total grant.

(3)
In accordance with FASB ASC Topic 718, the grants reflects the grant date fair value of the awards based upon the quoted closing market price per share of our common stock on the respective dates. For the equity awards that are subject to performance-based vesting, we have calculated the value at the grant date based upon the achievement of the target level of performance. The closing market price on February 19, 2015 was $15.08. Dividends of $0.10 per share were paid in 2015 on restricted stock awards granted to Messrs. Longe, Kuta, Santa and Nicol. The award granted to Mr. Grieves was in the form of a restricted stock unit which does not qualify for dividends until shares of common stock are issued on each of the respective vesting dates.

(4)
Non-equity incentive plan awards for each of Messrs. Longe, Kuta, Nicol and Grieves each consists of the qualitative portion of the incentive plan and the quantitative portion of the incentive plan. The qualitative measures for each officer are based on the performance of that officer’s individual and specific responsibilities in meeting the strategy and objectives set by the Board for the Company. The quantitative portion of the plan awards for Messrs. Longe and Kuta is based on the revenue and Adjusted EBITDA achieved in 2015 by the Company and, in the case of Messrs. Nicol and Grieves, the revenue and Adjusted EBITDA of the NobelClad and DynaEnergetics divisions, respectively.

EMPLOYMENT AGREEMENTS
During 2015, the Company had an employment agreement with Mr. Longe and an agreement to compensation Mr. Kuta in the event of certain actions occurring after a change in control of the Company.
Kevin T. Longe
On June 26, 2012, Mr. Longe was appointed as the Company's Chief Operating Officer and Executive Vice President. At the time of his hiring as the Company's Chief Operating Officer, the Company and Mr. Longe agreed upon the terms and form of an employment agreement the parties would execute if the Board made Mr. Longe the Company's President and Chief Executive Officer. This employment agreement was executed and became effective when Mr. Longe assumed the position of President and Chief Executive Officer on March 1, 2013.
Mr. Longe’s employment agreement provides for an annual base salary of $430,000, which will be reviewed annually and may be increased (but not decreased) at the discretion of the Compensation Committee. This agreement provides that Mr. Longe is eligible (but not guaranteed) to receive a discretionary annual bonus of up to 100% of his base salary, based upon achievement of performance goals established by the Compensation Committee. Mr. Longe will be eligible to receive other incentive awards, which will vest immediately if Mr. Longe's employment is terminated other than for cause.
Under the employment agreement, Mr. Longe also receives the following benefits: (i) term life insurance coverage in the amount of $750,000, which is in addition to the standard term life insurance provided in the Company's standard benefit plan; (ii) participation in the executive long-term disability plan; (iii) four weeks of vacation per year; (iv) participation in the Company's standard benefit programs including health and dental insurance, term life insurance, accidental death and dismemberment insurance, short and long term disability, paid holiday, and certain other standard benefits provided by the Company; (v) participation in the Company's 401(k) retirement plan; and (vi) reimbursement of up to $5,000 of professional service fees annually for a financial planning and/or tax consultant.
The employment agreement may be terminated at any time by the Company for cause (as defined below) effective immediately upon written notice to Mr. Longe. The employment agreement also provides that Mr. Longe's employment can be terminated by the Company for any reason other than for cause upon the payment of an amount equal to 18 months of salary, payable in equal monthly payments, plus a bonus for such period equal to 150% of the average bonus (if any) paid to Mr. Longe for the three years preceding his termination (or, if shorter, the number of years of his employment with the Company), provided that Mr. Longe releases us from all claims as a condition of receiving the payments. Such amounts will be reduced to the extent that Mr. Longe accepts other employment prior to the final payment. Mr. Longe may terminate his employment with the Company at any time upon sixty days written notice (or upon such shorter period as the Company may agree in writing).
For purposes of Mr. Longe's employment agreement, "cause" is defined as: (i) a willful and substantial breach by Mr. Longe of the terms of the employment agreement that has a materially adverse effect on the business and affairs of the Company; (ii) the failure by Mr. Longe to substantially perform, or the gross negligence in the performance of, his duties hereunder for a period of fifteen days after the Board has made a written demand for performance which specifically identifies the manner in which it believes that Mr. Longe has not substantially performed his duties; (iii) the commission by Mr. Longe of a willful act or failure to act of misconduct which is injurious to the Company, including, but not limited to, material violations of any Company policy (such as the Company's code of ethics); (iv) conviction or a plea of guilty or nolo contendere in connection with fraud or any crime that constitutes a felony in the jurisdiction involved; or (v) an act or failure to act constituting fraud or dishonesty that compromises Mr. Longe's ability to act effectively as a high-level executive of the Company.
Mr. Longe’s agreement provides that is a Change in Control Event (as defined below) occurs and is followed within one year by a Material Change (as defined below) and the Material Change is not corrected following notice, Mr. Longe may terminate his employment, if not already terminated by the Company. If that occurs, Mr. Longe will be paid an amount equal to two years of salary and 200% of the average annual bonus earned over the preceding three years. In addition, the vesting will immediately accelerate on all of Mr. Longe’s restricted stock or other equity awards.
Generally, a “Change in Control Event” means (i) a person or group acquire 25% of more of the Company’s stock; (ii) over a 24-month period the members of the Board at that time, or their appointees, fail to constitute a majority of the Board; (iii) the Company sells substantially all of its assets or merges into another corporation and its stockholders do not control the merged corporation; or (iv) the Company’s stockholders approve the liquidation or dissolution of the Company. Generally, a “Material Change” means (i) a material change in Mr. Long’s functions, duties or responsibilities from those before the Change in Control Event; (ii) the Company assigns or reassigns him to another place of employment at least fifty miles from Boulder, Colorado; (iii) his salary and other compensation are reduced, of (iv) a purchaser of all or substantially all of the company’s assets fails to assume Mr. Longe’s employment agreement.

The employment agreement also contains customary non-competition and non-solicitation covenants. These covenants will be effective during Mr. Longe's employment and for a period of two years following termination of his employment for any reason
Michael L. Kuta
When we hired Mr. Kuta we agreed to pay him a one-time severance payment equal to 18 months of his then-current base salary if his employment was terminated as a result of a change of control of the Company. The definition of change of control generally follows the definition of Change of Control Event in Mr. Longe’s employment agreement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2015

	Stock Awards (1)
Name	Number of Shares of Stock or Units Held that Have Not Vested (#)		Market Value of Shares of Stock or Units Held that Have Not Vested ($)(8)
Kevin T. Longe	10,000	(2)	$69,900
	30,000	(3)	$209,700
	40,000	(4)	$279,600

Michael Kuta	6,666	(5)	$46,595
	10,667	(4)	$74,562

Jeff Nicol	2,666	(6)	$18,635
	8,000	(3)	$55,920
	10,667	(4)	$74,562

Ian Grieves	1,333	(7)	$9,318
	8,000	(3)	$55,920
	10,667	(4)	$74,562
There were no outstanding options for the named executive officers at December 31, 2015.

(1)
All shares in this table, with the exception of the restricted stock units granted to Mr. Grieves, qualify for dividends if and when the Company declares dividend payments. Mr. Grieves restricted stock units do not qualify for dividends until the shares of common stock are issued on each of the respective vesting dates. Since the date of the earliest grant in this table, the Company has been paying a dividend of $0.04 per share each quarter.

(2)
These shares of restricted stock were granted on March 1, 2013 outside our 2006 Plan per specific exemptions in the NASDAQ regulations and are scheduled to vest one-half on each of March 1, 2015 and 2016.

(3)
These restricted stock awards were granted on February 19, 2014 and are scheduled to vest 66.7% on the third anniversary date based upon the achievement of certain financial performance objectives and 33.3% vest on the second anniversary date.

(4)
These restricted stock awards were granted on February 19, 2015 and are scheduled to vest 50% on the third anniversary date based upon the achievement of certain financial performance objectives and 25% vest on each of the first two anniversary dates.

(5)	These restricted stock awards were granted on March 31, 2014 and are scheduled to vest one half on March 31, 2016 and 2017.

(6)	These restricted stock awards were granted on January 16, 2013 and are scheduled to vest on January 16, 2016.

(7)	These restricted stock awards were granted on January 22, 2013 and are scheduled to vest on January 22, 2016.

(8)	The fair market value is calculated as the products of the closing price on December 31, 2015 of $6.99 per share and the number of unvested shares.
2006 Stock Incentive Plan
Under the respective award agreements, if the named executive officer's employment is terminated for any reason other than (i) death, (ii) disability, or (iii) termination without cause (as defined in the executive's employment agreement), the named executive officer shall, for no consideration, forfeit to us any shares of restricted stock to the extent such shares are not vested at the time of such termination of employment. If the named executive officer's employment terminates due to death or disability, or is terminated without cause, any unvested shares of restricted stock will immediately vest on the date of the executive's termination of employment for such reason.

STOCK VESTED DURING 2015

	Stock Awards (1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)(2)
Kevin T. Longe	10,000	$161,500
	10,000	$150,800

Michael Kuta	3,334	$42,575

Jeff Nicol	2,000	$28,200
	2,667	$36,565
	2,667	$40,218

Ian Grieves	1,333	$18,729
	2,667	$40,218

(1)	There were no options outstanding, and thus no option exercises, for any of our named executive officers during 2015.

(2)	Represents the number of shares vested multiplied by the per share closing market price of our common stock on the respective vesting dates.

POTENTIAL PAYMENTS UPON TERMINATION
The table below sets forth the potential payments to our named executive officers under various termination scenarios including termination without cause, termination as a result of death or disability and termination as a result of retirement, under the terms of their respective employment or severance agreements and the 2006 Stock Incentive Plan. For purposes of this table, we have assumed the date of termination of employment (regardless of the circumstances) is December 31, 2015, and that termination occurred under the terms of the current employment agreement, which are effective beginning March 1, 2013 with respect to Mr. Longe and the change in control severance agreement, effective beginning March 31, 2014 with respect to Mr. Kuta. Messrs. Nicol and Grieves do not have any employment or severance agreement with the Company. The price of our common stock on December 31, 2015 was $6.99. We have not included the financial effect of a termination for cause as the named executive officers are not entitled to any further compensation or benefits following such a termination. Furthermore, the amounts shown in the tables below do not include payments to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay. Payment of salary continuation upon termination will be made in monthly payments while any salary owed upon termination will be paid in a single lump sum. Payment of these amounts after termination without cause is generally conditioned upon the former executive's execution of release and waivers and continued compliance with non-competition, non-solicitation, and confidentiality obligations. We may make changes to the current employment and termination arrangements with our executive officers or enter into new arrangements from time to time. See "Employment Agreements" above.

	Kevin T. Longe				Michael Kuta
Executive Benefits and Payments upon Termination of Employment	Involuntary Termination without Cause (1)		Death, Disability, Retirement (2)		Involuntary Termination without Cause (1)		Death, Disability, Retirement (2)
Compensation:
Base Salary	$661,125	(3)	$—		$412,500	(6)	$—
Incentive Bonus	$344,631	(4)	$165,281	(5)	$—		$—
Acceleration of vesting of Restricted Stock (7)	$559,200		$559,200		$121,158		$121,158
TOTAL	$1,564,956		$724,481		$533,658		$121,158

	Jeff Nicol		Ian Grieves
Executive Benefits and Payments upon Termination of Employment	Involuntary Termination without Cause	Death, Disability, Retirement (3)	Involuntary Termination without Cause	Death, Disability, Retirement (3)
Compensation:
Base Salary	$—	$—	$—	$—
Incentive Bonus	$—	$—	$—	$—
Acceleration of vesting of Restricted Stock (7)	$149,118	$149,118	$139,800	$139,800
TOTAL	$149,118	$149,118	$139,800	$139,800

(1)
Includes involuntary termination without cause resulting from a change in control in the case of Mr. Longe and Mr. Kuta. In the case of Mr. Kuta, salary is only paid if the involuntary termination without cause relates to a change of control of the Company.

(2)
The only compensation payable to named executive officers in the event of death, disability or retirement, is the accelerated vesting of restricted stock awards and a pro-rated bonus for the portion of the fiscal year prior to his death, disability or retirement.

(3)	Equals 18 months of base salary of $440,750 for Mr. Longe.

(4)	Equals 150% of the average of Mr. Longe's 2013, 2014 and 2015 bonus.

(5)	Equals cash equivalent of 2015 bonus. For 2015, bonuses will be payable in common stock of DMC using the closing price on February 18, 2016, $6.35 per share.

(6)	Equals 18 months of base salary of $275,000 for Mr. Kuta.

(7)	The value of the restricted stock is based on the closing market price of our common stock on December 31, 2015, $6.99 per share.

DIRECTOR COMPENSATION FOR 2015

Non-employee Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards($)(2)	Option Awards($)	Total($)
David C. Aldous	$55,250	$60,006	$—	$115,256
Yvon Cariou	$51,250	$60,006	$—	$111,256
Robert A. Cohen	$59,250	$60,006	$—	$119,256
James J. Ferris	$59,250	$60,006	$—	$119,256
Richard P. Graff	$66,250	$60,006	$—	$126,256
Bernard Hueber (3)	$29,625	$62,493	$—	$92,118
Gerard Munera	$76,250	$60,006	$—	$136,256
Rolf Rospek (3)	$25,625	$—	$—	$25,625

(1)
The annual fees for each member of the Board and fees related to the applicable Board member's serving as a member of the Board and as the chair of the Board or chair of a Board committee and are paid quarterly.

(2)
Amounts shown in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 4 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015 regarding assumptions underlying valuation of equity awards. The grant date fair value of the restricted stock awarded to each director on May 13, 2015 was $60,006 for the 4,648 shares granted to each independent director. The 2015 restricted stock awards vest after one year. Restricted stock awards are forfeited for no consideration if a director's service is terminated for any reason. During 2015, aggregate dividends of $0.14 per share were paid on shares of restricted stock.

(3)
Messrs. Hueber and Rospek served only from January 1 through May 13, 2015. On May 13, 2015, Mr. Hueber received 2,000 shares of stock, and on November 4, 2015, he received 4,648 shares of stock. The grant date fair value of the stock awarded was based on the closing prices on those dates.

Compensation for Non-Employee Directors
Our director compensation philosophy is that approximately one-half of a non-employee director's annual fees will be cash, and the other one-half will be stock. In 2015, each of our non-employee directors received an annual retainer of $51,250 with an additional annual retainer of $25,000 to the Chairman of the Board, $15,000 to the Audit Committee chairman and $8,000 to the chairman of each of the other Board committees. The annual retainers will be paid quarterly. If two meetings are missed by a director, the retainer will be reduced by 25% and reduced further on a pro rata basis for each additional meeting missed. The members of the Board were also eligible for reimbursement of their expenses incurred in connection with attendance at Board meetings.
In addition to the annual cash retainers, each non-employee director will be granted on the date of the Company's annual stockholder meeting a restricted stock award with a value equivalent to $60,000 that will vest in full on the one-year anniversary date. In 2015, we granted shares of restricted stock with a value equivalent to $60,000 to each individual serving as a non-employee director at the time of his re-election to the Board at our annual meeting of stockholders on May 15, 2015. For 2016, our Board has determined that, regardless of the price of our common stock at the date of our annual meeting of stockholders on May 12, 2016, the maximum number of shares of restricted stock to be awarded to each non-employee director for 2016 will be 4,648 shares, the number awarded in 2015.
Stock Ownership Guidelines for Non-Employee Directors
Under our stock ownership guidelines, our non-employee directors are expected to hold stock worth at least five times the amount of the annual Board retainer fee.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2015 with respect to the shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)
Equity compensation plans approved by security holders	—	$—	283,012	(1)
Equity compensation plans not approved by security holders	—	$—	N/A
Total	—	$—	283,012

(1)
Includes 81,872 shares issuable with respect to outstanding rights under our Employee Stock Purchase Plan and 201,140 shares available for issuance under our 2006 Stock Incentive Plan, both as of December 31, 2015. As of the date of this proxy statement, there are only 1,080 shares available for issuance under our 2006 Stock Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of March 24, 2016, including, shares subject to stock options exercisable within 60 days of that date, by: (i) each of our directors; (ii) each of our executive officers; and (iii) all of our directors and executive officers as a group.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner(2)	Number of Shares	Percent of Total

Directors:
David C. Aldous	16,320	*
Yvon Pierre Cariou	251,621	1.7%
Robert A. Cohen	23,195	*
James J. Ferris	20,943	*
Richard P. Graff	18,595	*
Kevin T. Longe	100,000	*
Gerard Munera	25,795	*

Executive Officers:
Ian Grieves	25,334	*
Michael Kuta	21,498	*
Jeff Nicol	29,467	*

All directors and executive officers as a group (10 persons)	532,768	3.7%
* Less than 1%

(1)
This table is based upon information supplied by officers and directors as well as filings made pursuant to Section 16(a) of the Exchange Act with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 14,385,391 shares of common stock outstanding on March 24, 2016, adjusted as required by rules promulgated by the SEC.

(2)	Unless otherwise indicated, the address of each beneficial owner is c/o Dynamic Materials Corporation, 5405 Spine Road, Boulder, Colorado 80301.

The following table sets forth certain information regarding the ownership of our common stock as of March 24, 2016, by each person or group known by us to be the beneficial owner of more than 5% of our common stock.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
Brown Capital Management, LLC (2) 1201 N. Calvert Street Baltimore, MD 21202	2,363,071	16.5%
DePrince, Race & Zollo, Inc. (3) 250 Park Ave South, Suite 250 Winter Park, FL 32789	1,299,493	9.0%
Van Den Berg Management I, Inc. (4) 805 Las Cimas Parkway, Suite 430 Austin, TX 78746	928,604	6.5%
Rutabega Capital Management (5) 64 Broad Street, 3rd Floor Boston, MA 02109	888,582	6.2%
Heartland Advisors, Inc. (6) William J. Nasgovitz 789 North Water Street Milwaukee, WI 53202	850,000	5.9%

(1)
This table is based upon information supplied by the principal stockholders on the Statement of Beneficial Ownership filed on Schedule 13G or 13G/A with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 14,385,391 shares outstanding on March 24, 2016.

(2)
Based on the Statement of Beneficial Ownership filed on Schedule 13G/A on February 16, 2016, by Brown Capital Management, LLC, in its capacity as an investment advisor for shares owned by its clients. Brown Capital Management has the sole power to vote or direct the vote for 1,234,226 shares, and the sole power to dispose or direct the disposition of 2,363,071 shares. Included in those shares are 904,051 shares beneficially owned by The Brown Capital Management Small Company Fund, a registered investment company, which is managed by Brown Capital Management, LLC.

(3)
Based on the Statement of Beneficial Ownership filed on Schedule 13G/A on February 16, 2016 by DePrince, Race & Zollo, Inc., in its capacity as an investment advisor for shares owned by its clients. DePrince, Race & Zollo, Inc. has the sole power to vote or direct the vote for 1,273,045 shares, and the sole power to dispose or direct the disposition of 1,299,493 shares.

(4)
Based on the Statement of Beneficial Ownership filed on Schedule 13G on February 16, 2016, by Van Den Berg Management I, Inc., in its capacity as an investment advisor for shares owned by its clients. an Den Berg Management I, Inc. has the sole power to vote or direct the vote for 928,604 shares, and the sole power to dispose or direct the disposition of 928,604 shares.

(5)
Based on the Statement of Beneficial Ownership filed on Schedule 13G on February 11, 2016, by Rutabaga Capital Management, in its capacity as an investment advisor for the shares owned by its clients. Rutabaga Capital Management has the sole power to vote or direct the vote for 702,182 shares, and the sole power to dispose or direct the disposition of 888,582 shares.

(6)
Based on the Statement of Beneficial Ownership filed on Schedule 13G/A on February 5, 2016, by Heartland Advisors, Inc., in its capacity as an investment advisor for the shares owned by its clients. Heartland Advisors Inc. has the sole power to vote or direct the vote for 850,000 shares, and the sole power to dispose or direct the disposition of 850,000 shares.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC an initial report of ownership and to report changes in ownership of our common stock and other equity securities. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to our officers, directors, and greater than 10% beneficial owners were complied with and filed on time, with the exception of one filings by Mr. Cohen relating to the acquisition of shares in 2015.
Code of Business Conduct and Ethics
We have adopted a Code of Ethics applicable to each of the named executive officers. The Code of Ethics may be viewed on our website, www.dmcglobal.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Board recognizes that certain transactions, arrangements, and relationships between us, on the one hand, and members of the Board, certain officers and persons and entities affiliated with such persons, on the other hand, present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof), compared to transactions between us and unaffiliated third parties. Accordingly, the Board has adopted a written Related Party Transaction Policy and Procedures (the "Related Party Transaction Policy") for the purpose of establishing guidelines and procedures by which our Audit Committee shall evaluate and consider for approval all proposed Related Party Transactions, as more fully described therein.
In accordance with the Related Party Transaction Policy, we may enter into, or continue with, a "Related Party Transaction" only if: (i) such transaction, arrangement or relationship has been approved or ratified by the Audit Committee in accordance with the guidelines set forth therein and (ii) such transaction arrangement or relationship contains commercial terms that are no less favorable to us than those that could be obtained in a transaction between us and an unrelated third party.
All Related Party Transactions will be disclosed in our filings with the SEC to the extent required by the Securities Act of 1933, as amended, the Exchange Act and the rules and regulations promulgated thereunder.
HOUSEHOLDING
As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including the Notice of Internet Availability of Proxy Materials, proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any request for multiple copies or paper copies of proxy materials should be directed to Dynamic Materials Corporation, c/o Corporate Secretary, 5405 Spine Road, Boulder, Colorado 80301, or by telephone at (303) 665-5700. Upon request, we will promptly deliver a separate copy. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,
/s/ MICHAEL KUTA
MICHAEL KUTA Chief Financial Officer
April 1, 2016

Accompanying this proxy statement is a copy of our Annual Report to Stockholders, which includes our Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2015. Additional copies of the Annual Report and the Form 10-K are available without charge upon written request to: Corporate Secretary, Dynamic Materials Corporation, 5405 Spine Road, Boulder, Colorado 80301.

PROXY                                                           PROXY
DYNAMIC MATERIALS CORPORATION
2016 Annual Meeting of Dynamic Materials Corporation Stockholders
May 12, 2016, 8:30 a.m. local time
St. Julien Hotel, 900 Walnut Street, Boulder, Colorado 80302

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
DYNAMIC MATERIALS CORPORATION
FOR THE ANNUAL MEETING OF STOCKHOLDERS—May 12, 2016
The undersigned hereby constitutes and appoints Kevin T. Longe and Michael Kuta, and each of them, the undersigned's true and lawful agents and proxies with full power of substitution in each, to represent the undersigned and vote all shares that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Dynamic Materials Corporation to be held at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado 80302, on May 12, 2016, at 8:30 a.m. local time, and at any postponements, continuations and adjournments thereof, on all matters as may properly come before said meeting.
You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Director's recommendations. The persons named herein as agents and proxies cannot vote your shares unless you sign and return this card.
PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be signed on reverse side.)

DYNAMIC MATERIALS CORPORATION

PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY. (X)

1.	Election of Directors	FOR all nominees (except as marked to the contrary below) [ ]	WITHHOLD AUTHORITY to vote for all nominees [ ]
(INSTRUCTION: To withhold authority to vote for any individual nominee mark the box next to the nominee's name below)
	David C. Aldous [ ]	Yvon Pierre Cariou [ ]	Robert A. Cohen [ ]
	James J. Ferris [ ]	Richard P. Graff [ ]	Kevin T. Longe [ ]
Gerard Munera [ ]

2.	To approve the non-binding, advisory vote on executive compensation.
	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

3.	To approve the amendment to the Company's 2006 Stock Incentive Plan.
	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.
	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3, and 4.
The Board of Directors recommends a vote "FOR" the listed proposals.

Dated:	, 2016

Signature(s)

Please sign exactly as name(s) appears hereon. When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

Appendix A
Amendment 2 to
Dynamic Materials Corporation
2006 Stock Incentive Plan

The Dynamic Materials Corporation 2006 Stock Incentive Plan (the "Plan") is amended, subject to the appropriate approval of the stockholders of Dynamic Materials Corporation, as follows:

1.	Increase in Number of Shares Available. Section 3(a) of the Plan is hereby amended to read in its entirety as follows:
Number of Shares Available for Grants.    Subject to adjustment as provided in Section 18 hereof, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be 2,617,500. The Shares to be issued pursuant to the Awards may be authorized but unissued Shares or treasury Shares.

2.	Availability of Shares. Article 3 of the Plan is hereby amended by adding new Section 3(c), to read in its entirety as follows:
Availability of Shares. To the extent that an Award under the Plan is canceled, expired, forfeited, settled in cash, settled by issuance of fewer Shares than the number underlying the Award, or otherwise terminated without delivery of shares to the Participant, the Shares retained or returned to the Company will again be counted for purposes of determining the maximum number of Shares available for award under the Plan under Section 3(a).

3.	No other changes. No other changes to the Plan are made hereby.